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OMB APPROVAL
OMB Number: 3235-0059

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Synopsys, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 23, 2005

To the Stockholders of Synopsys, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Synopsys, Inc., a Delaware corporation, will be held on May 23, 2005, at 10:00 a.m. local time in the Diamond conference room of our offices located at 700 East Middlefield Road, Building B, Mountain View, California 94043, for the following purposes:

  1.
  To elect eight directors to serve for the ensuing year or until their successors are elected.

  2.
  To approve a 2005 Non-Employee Directors Equity Incentive Plan and the reservation of 300,000 shares of our common stock for issuance thereunder.

  3.
  To approve an amendment to our Employee Stock Purchase Plan (including the international component we refer to as our International Employee Stock Purchase Plan) to increase the number of shares of common stock authorized for issuance under the plans by 4,000,000 shares.

  4.
  To approve an amendment to our Employee Stock Purchase Plan (including the international component we refer to as our International Employee Stock Purchase Plan) to increase the number of shares of common stock purchasable in total by all participants on any one semi-annual purchase date from 1,000,000 shares to 2,000,000 shares.

  5.
  To approve a proposed exchange of outstanding stock options issued under our stock option plans having an exercise price equal to or greater than $25.00 per share, for a reduced number of new options with new vesting requirements and an exercise price set at the then current market price on date of grant, such new options to be granted after the expiration of the tender offer.

  6.
  To ratify the appointment by our Audit Committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2005.

  7.
  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        Only stockholders of record at the close of business on March 28, 2005 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the enclosed envelope. Any stockholder attending the meeting may vote in person even if he or she has previously returned a proxy.

Sincerely,
Aart J. de Geus Chairman of the Board and Chief Executive Officer

Mountain View, California
April 21, 2005

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.

700 East Middlefield Road
Mountain View, California 94043

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 23, 2005

GENERAL INFORMATION

        The enclosed proxy is solicited on behalf of the Board of Directors ("Board") of Synopsys, Inc., a Delaware corporation ("Synopsys" or the "Company") for use at the Annual Meeting of Stockholders to be held on May 23, 2005 (the "Annual Meeting"), at 10:00 a.m. local time in the Diamond conference room of our offices located at 700 East Middlefield Road, Building B, Mountain View, California 94043.

        We intend to mail these proxy solicitation materials on or about April 21, 2005 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

        We will bear the cost of soliciting proxies. We have retained D.F. King & Co., Inc. to assist us in soliciting proxies, for which we will pay D.F. King & Co. a fee of approximately $8,500 plus out-of-pocket expenses. We will also reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. We will furnish copies of solicitation material to such brokerage houses and other representatives. Proxies may also be solicited by our directors, officers and employees without additional compensation personally or by telephone, facsimile or e-mail. Except as described above, we do not presently intend to solicit proxies other than by mail.

Revocability of Proxies

        Any person giving a proxy may revoke it at any time before the Annual Meeting by delivering to our principal executive offices, attention Corporate Secretary, a written notice of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by attending the Annual Meeting and voting in person.

Record Date, Voting and Share Ownership

        Stockholders of record on March 28, 2005 are entitled to notice of and to vote at the Annual Meeting. As of the record date, 145,160,053 shares of our common stock, $0.01 par value, were issued and outstanding. No shares of our preferred stock were outstanding.

        Each stockholder is entitled to one vote for each share of common stock held by such stockholder of record as of the close of business on March 28, 2005. The holders of a majority of the shares of our common stock issued and outstanding and represented in person or by proxy shall constitute a quorum. All valid proxies received before the Annual Meeting will be used and all shares represented by a proxy will be voted. If a stockholder indicates a choice on his or her proxy on a particular matter to be acted upon, the shares will be voted as indicated. If a stockholder does not indicate a choice, the shares will be voted in favor of the proposal. We deem a stockholder who affirmatively abstains on any or all matters to be present at the meeting for purposes of determining whether a quorum is present and the total number of votes cast with respect to a proposal (other than votes cast for the election of directors); therefore, the abstention will have the same effect as an "Against" vote. If a nominee (such as a brokerage firm) holding shares for a beneficial owner (i.e., a stockholder holding shares in "street name") does not receive instructions from such beneficial owner as to how to vote those shares on a proposal and does not have discretionary authority to vote on such proposal, then the shares held by such owner will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on such proposal; accordingly, these shares will have no effect on the outcome of any given proposal on which they are deemed not voted nor abstained.

Voting by Beneficial Owners

        If you hold your shares through a broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please complete and mail the proxy card as instructed to ensure your vote is counted. Alternately, you may vote by telephone or over the Internet if permitted by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form. If you wish to revoke a proxy you have already cast, please contact your broker for instructions.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE—ELECTION OF DIRECTORS

        Our bylaws provide that our Board shall consist of not less than five nor more than nine persons. During fiscal 2004, our Board consisted of nine members. In March 2005, Andy D. Bryant, one of our current directors, notified us that he will not be standing for reelection at the Annual Meeting. His decision was not due to a disagreement with us on any matter relating to our operations, policies or practices. As a result, at the Annual Meeting stockholders will elect eight directors to serve until our next annual meeting of stockholders or until their successors are elected and qualified. Our Board has approved a change in the number of directors to eight persons, effective immediately following the Annual Meeting. The Corporate Governance and Nominating Committee of the Board (the "Governance Committee") has selected the eight nominees named below for reelection as directors. Each such person has agreed to serve if elected and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the proxy holders will vote proxies for the nominees named below. The eight candidates receiving the highest number of affirmative votes of the shares represented and voting on this proposal at the Annual Meeting will be elected as directors.

Recommendation

        Our Board unanimously recommends that our stockholders vote FOR the election of each of the following nominees to serve as our directors until the next annual meeting of stockholders or until their successors have been elected and qualified.

Nominees

        Set forth below is information regarding the nominees, including information they have furnished as to their principal occupations, certain other directorships they hold and their ages as of March 28, 2005.

Name	Age	Year First Elected Director
Aart J. de Geus	50	1986
Chi-Foon Chan	55	1998
Bruce R. Chizen*	49	2001
Deborah A. Coleman*	52	1995
A. Richard Newton	53	1987; 1995
Sasson Somekh*	58	1999
Roy Vallee*	52	2003
Steven C. Walske*	52	1991

*
Independent under applicable Nasdaq National Market listing standards.

Background of Directors

        Dr. Aart J. de Geus is one of our founders and currently serves as our Chairman and Chief Executive Officer. Dr. de Geus has served as a Director since our inception in December 1986 and has held a variety of positions, including Senior Vice President of Engineering and Senior Vice President of Marketing. From 1986 to 1992, Dr. de Geus served as our Chairman of the Board. He served as President from 1992 to 1998. Dr. de Geus has served as our Chief Executive Officer since January 1994 and has held the additional title of Chairman of the Board since February 1998. From 1982 to 1986, Dr. de Geus was employed by General Electric Corporation, where he was the Manager of the Advanced Computer-Aided Engineering Group. Dr. de Geus holds an M.S.E.E. from the Swiss Federal

Institute of Technology in Lausanne, Switzerland and a Ph.D. in electrical engineering from Southern Methodist University.

        Dr. Chi-Foon Chan joined us as our Vice President of Application Engineering & Services in May 1990. Since April 1997, he has served as our Chief Operating Officer and since February 1998 he has held the additional title of President. Dr. Chan also became a member of our Board in February 1998. From September 1996 to February 1998, he served as our Executive Vice President, Office of the President. From February 1994 until April 1997, he served as our Senior Vice President, Design Tools Group and from October 1996 until April 1997, as our Acting Senior Vice President, Design Re-Use Group. In addition, he has held the titles of Vice President, Engineering and General Manager, DesignWare Operations and Senior Vice President, Worldwide Field Organization. From March 1987 to May 1990, Dr. Chan was employed by NEC Electronics, where his last position was General Manager, Microprocessor Division. From 1977 to 1987, Dr. Chan held a number of senior engineering positions at Intel Corporation. Dr. Chan holds an M.S. and a Ph.D. in computer engineering from Case Western Reserve University.

        Bruce R. Chizen has been a member of our Board since April 2001. Mr. Chizen has served as Chief Executive Officer of Adobe Systems Incorporated, a provider of graphic design, publishing and imaging software for Web and print production, since December 2000 and served as President from April 2000 to January 2005. He joined Adobe Systems in August 1994 as Vice President and General Manager, Consumer Products Division and in December 1997 became Senior Vice President and General Manager, Graphics Products Division. In August 1998, Mr. Chizen was promoted to Executive Vice President, Products and Marketing. From November 1992 to February 1994, he was Vice President and General Manager, Claris Clear Choice for Claris Corp., a wholly-owned subsidiary of Apple Computer. He is a director of Adobe Systems.

        Deborah A. Coleman has been a member of our Board since November 1995. Ms. Coleman is a General Partner of SmartForest Ventures, a venture capital firm, which she co-founded in June 2000. Ms. Coleman was Chairman of the Board of Merix Corporation, a manufacturer of printed circuit boards, from May 1994, when it was spun off from Tektronix, Inc., until September 2001. She also served as Chief Executive Officer of Merix from May 1994 to September 1999 and as President from March 1997 to September 1999. Ms. Coleman joined Merix from Tektronix, a diversified electronics corporation, where she served as Vice President of Materials Operations, responsible for worldwide procurement, distribution, component engineering and component manufacturing operations. Prior to joining Tektronix in November 1992, Ms. Coleman was with Apple Computer, Inc. for eleven years, where she held several executive positions, including Chief Financial Officer, Vice President, Information Systems and Technology and Vice President of Operations. She holds an M.B.A. from Stanford University. Ms. Coleman serves on the Boards of Directors of Applied Materials, Inc., a manufacturer of semiconductor fabrication equipment, Kryptiq Corp., a secure-messaging provider of medical information flows, Teja Technologies, Inc., an embedded system software company and NeoPad, Inc., a fabricator of custom chemical mechanical polishing pads for semiconductor manufacturing.

        Dr. A. Richard Newton has been a member of our Board since January 1995. Previously, Dr. Newton was a Director from January 1987 to June 1991. Dr. Newton has been a Professor of Electrical Engineering and Computer Sciences at the University of California at Berkeley since 1979 and is currently Dean of the College of Engineering. From July 1999 to June 2000, Dr. Newton was Chair of the Electrical Engineering and Computer Sciences Department. From 1988 to 2002, Dr. Newton was a Venture Partner with Mayfield Fund, a venture capital partnership, where he contributed to the evaluation and development of over two dozen new companies. He is currently a Venture Partner with Tallwood Venture Capital. Dr. Newton is a fellow of the IEEE and a member of the National Academy of Engineering.

        Dr. Sasson Somekh has been a member of our Board since January 1999. Dr. Somekh joined Novellus Systems, Inc., a manufacturer of semiconductor fabrication equipment, as its President in January 2004. Previously, Dr. Somekh served as a member of the board of directors of Applied Materials, Inc. from April 2003 until December 2003, and as an Executive Vice President of Applied Materials from November 2000 until August 2003. Dr. Somekh served as a Senior Vice President of Applied Materials from December 1993 to November 2000 and as a Group Vice President from 1990 to 1993. Dr. Somekh is a director of Nanosys, Inc., a privately-held developer of nano-enabled systems for use in energy, defense, electronics, healthcare and information technology applications.

        Roy Vallee has been a member of our Board since February 2003. Mr. Vallee is Chief Executive Officer and Chairman of the Board of Avnet, Inc., a global semiconductor products and electronics distributor, positions he has held since June 1998. Previously, he was its Vice Chairman of the Board from November 1992 until June 1998, and also its President and Chief Operating Officer from March 1992 until June 1998. Mr. Vallee currently serves on the board of directors of Teradyne, Inc., an automated testing company for the electronics, communications and software industries. He is also Chairman of the Executive Committee of the Global Technology Distribution Council.

        Steven C. Walske has been a member of our Board since December 1991. Mr. Walske has been Chief Business Strategist of Parametric Technology Corporation, a supplier of software products for mechanical computer aided engineering since June 2000. Previously, Mr. Walske served as Chairman, Chief Executive Officer and a Director of Parametric from August 1994 until June 2000 and as President and Chief Executive Officer of Parametric from December 1986 to August 1994.

        There are no family relationships among any of our executive officers, directors or persons nominated to become directors.

Board Committees and Meetings

        Our Board held eleven meetings during fiscal 2004. During the year, our Board committees were the Audit Committee, the Compensation Committee, the Governance Committee and the Strategy Committee. All of our committees have written charters. The charters of our Audit Committee, Compensation Committee and Governance Committee, as well as additional information about our corporate governance policies and practices, are available on our website at www.synopsys.com/corporate/governance. The charters and additional information shall not constitute "soliciting material," shall not be deemed "filed" with the Securities and Exchange Commission (the "SEC"), and are not to be incorporated by reference into any of our other filings under the Securities Act of 1933 (the "Securities Act") or the Exchange Act of 1934 (the "Exchange Act"), except to the extent we specifically incorporate such charters and additional information by reference therein.

        During fiscal 2004, our Audit Committee held twelve meetings. The current members are Ms. Coleman (chair), Dr. Somekh and Mr. Vallee. All members of our Audit Committee are considered independent under the applicable Nasdaq National Market ("Nasdaq") listing standards. The Audit Committee acts on behalf of the Board, performing financial oversight responsibilities relating to (1) the integrity of our financial statements, financial reporting processes and systems of internal accounting and financial controls, (2) our internal audit function, (3) the annual independent audit of our financial statements, (4) the engagement of our independent registered public accounting firm and evaluation of their performance and independence, and (5) compliance with legal and regulatory requirements. SEC regulations require us to disclose whether a director qualifying as a "financial expert" serves on the Audit Committee. Our Board has determined that both Ms. Coleman, Chair, and Mr. Vallee qualify as "financial experts" within the meaning of such regulations.

        During fiscal 2004, our Compensation Committee held four meetings. The current members are Mr. Chizen (chair) and Mr. Walske. In May 2004, Ms. Coleman, who had previously served on the Committee, resigned as a member of the Committee. The Compensation Committee reviews and approves our general compensation policies, sets compensation levels for our executive officers (including our Chief Executive Officer) and administers our stock option, employee stock purchase and 401(k) savings plans. Both members of our Compensation Committee are considered independent under applicable SEC rules and applicable Nasdaq listing standards.

        During fiscal 2004, our Governance Committee held four meetings. The current members are Mr. Walske (lead independent director), Mr. Chizen, Ms. Coleman, Dr. Somekh and Mr. Vallee. In December 2003, Mr. Bryant, who had previously served on the Committee, resigned as a member of the Committee. All members of our Governance Committee are considered independent under applicable Nasdaq listing standards. The Governance Committee identifies and recommends to the Board candidates for membership on the Board and Board committees, oversees matters of corporate governance, reviews the performance of our Chief Executive Officer and our other executive officers and reviews such other matters relating to our management as it deems appropriate. Our Governance Committee's policy regarding consideration of director candidates submitted by stockholders is set forth below under "Consideration of Stockholder Recommendations for Candidates for Director." The Governance Committee has approved the eight nominees for election to our Board at the Annual Meeting.

        During fiscal 2004, our Strategy Committee held four meetings. The current members are Drs. Newton and Somekh. In February 2005, Dr. de Geus, who had previously served on the Committee, resigned from the Committee. The Strategy Committee oversees the development and implementation of our strategic plans.

Director Compensation

        The following table sets forth the cash and equity compensation paid during fiscal 2004 to each non-employee member of our Board standing for reelection at the Annual Meeting.

Name(1)	Retainer	Committee Fees(2)	Annual Service Options	Committee Service Options	Exercise Price	Other
Bruce R. Chizen	$25,000	N/A	20,000	10,000	$29.87	N/A
Deborah A. Coleman	$25,000	$16,000	20,000	10,000	$29.87	N/A
A. Richard Newton	$25,000	N/A	20,000	5,000	$29.87	$180,000(3)
Sasson Somekh	$25,000	$8,000	20,000	10,000	$29.87	N/A
Roy Vallee	$25,000	$8,000	20,000	10,000	$29.87	N/A
Steven C. Walske	$25,000	N/A	20,000	10,000	$29.87	N/A

(1)
Andy D. Bryant, who is not standing for reelection at the Annual Meeting, received a retainer of $25,000 and an annual service option to purchase 20,000 shares of common stock under the 1994 Directors Stock Option Plan for his service as a member of our Board during fiscal 2004.

(2)
Each member of the Audit Committee receives $2,000 per Audit Committee meeting attended, other than the Chair, who receives $4,000 per Audit Committee meeting attended, in each case up to a maximum of four meetings per year. No fees are payable for membership on any other committees of our Board.

(3)
During fiscal 2004, Dr. Newton provided consulting services to us, for which he was paid $180,000. Under our agreement with Dr. Newton, at our request, Dr. Newton provides advice concerning long-term technology strategy and industry development issues, as well as assistance in identifying opportunities for partnerships with academia.

        Until it expired in October 2004, the 1994 Directors Stock Option Plan (the "1994 Directors Plan") served as the exclusive equity compensation program for the non-employee members of our

Board. The 1994 Directors Plan provided for the automatic grant of stock options to each non-employee member of our Board upon his or her initial appointment or election, upon reelection and for annual service on our Board committees. The exercise price per share on all grants under the 1994 Directors Plan was 100% of the fair market value of our common stock on the grant date. New non-employee directors received an initial option for 30,000 shares, vesting in equal installments over four years. In addition, each continuing director who was reelected at an annual meeting of stockholders received an option for 20,000 shares and an additional option for 5,000 shares for each Board committee membership; committee service grants are limited to a maximum of two per year. The annual and committee service option grants vested in full on the date immediately prior to the date of the annual meeting following their grant. In the case of directors appointed to our Board between annual meetings, the annual and committee grants, if any, were prorated based upon the amount of time since the last annual meeting.

        Following the expiration of the 1994 Directors Plan, our Board reviewed our non-employee director compensation practices. This review included consideration of market data of total compensation paid to non-employee directors of comparable public companies compiled by an independent consulting firm. Based on this review, our Board currently believes that comparable public companies generally pay a significant portion of their non-employee directors' compensation in equity, and that the total median annual compensation for non-employee directors for such comparable companies, including the value of equity compensation, is $250,000 to $300,000 in aggregate value per year.

        To continue to align the interests of our non-employee Board members with the interests of our stockholders, our Board concluded that one-half of non-employee director annual compensation for Board service (excluding committees) should be in the form of equity, subject to vesting and to the mandatory stock ownership guidelines discussed in "Stock Ownership Guidelines" below, with the balance in cash.

        Accordingly, in March 2005 and subject to stockholder approval, our Board adopted the 2005 Non-Employee Directors Equity Incentive Plan (the "2005 Directors Plan"). The 2005 Directors Plan is intended to serve as the successor to the 1994 Directors Plan, and to provide equity of a value equal to one-half of the non-employee directors' total annual compensation for service on our Board (excluding compensation for committee service). See "PROPOSAL TWO—APPROVAL OF 2005 NON-EMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN." If our stockholders approve the 2005 Directors Plan, an aggregate of 300,000 shares would be authorized for issuance under that plan.

        The 2005 Directors Plan would provide for automatic grants to each non-employee member of our Board upon their initial appointment or election, and upon their reelection each year. The award price per share would be 100% of the fair market value of our common stock on the grant date. New non-employee directors would receive an initial option for 30,000 shares, vesting in annual equal installments on the date preceding each of the first four annual meetings following the grant date, assuming continued Board service through each vesting date. In addition, each person who is reelected to serve as a non-employee Board member would receive either (1) an option grant (with the number of shares determined so that the aggregate "fair value" of the option, calculated using the option pricing model used to estimate the value of compensatory stock options in our financial statements, would equal the annual cash retainer then paid to non-employee Board members) or (2) a restricted stock grant (with the number of shares subject to the award determined so that the fair market value of the restricted stock grant on the date of grant would equal the annual cash retainer then paid to non-employee Board members). The option grant or restricted stock would vest in a series of 36 successive equal monthly installments from the grant date, assuming continued Board membership through each vesting date. Subject to the stockholders' approval of the 2005 Directors Plan, the Board has determined that the equity component for 2005 would be restricted stock.

        If our stockholders approve the 2005 Directors Plan, the annual cash retainer currently payable to our non-employee Directors would be increased from $25,000 to $125,000, one-half of a target combined value of $250,000 per year in equity and cash compensation for Board service (excluding committee service). If our stockholders do not approve the 2005 Directors Plan, our Board expects to reevaluate non-employee director compensation again in light of such decision.

Share Ownership Guidelines

        In a continuing effort to align the interests of our Board members and our senior executives with the interests of our stockholders, our Board adopted stock ownership guidelines in August 2003. Under these guidelines, our Board recommended that the following covered officers achieve the share ownership levels of our common stock listed, and hold the number of shares recommended for so long as they serve in such positions: (1) Chief Executive Officer, 50,000 shares, (2) President and Chief Operating Officer, 25,000 shares, and (3) all senior vice presidents, 10,000 shares.

        Covered officers may acquire shares of our common stock through stock option exercises, purchases under our Employee Stock Purchase Plan, through open market purchases made in compliance with applicable securities laws and our insider trading policy or through any other equity plans we may adopt from time to time. Our Board recommended that each covered officer meet the applicable guidelines within four years of becoming a covered officer. The guidelines do not require any covered officer to exercise stock options or to purchase shares of our common stock on the open market solely to meet these guidelines. When stock options are exercised, however, the guidelines recommend that the covered officer retain a number of shares of common stock equal to the lesser of twenty-five percent (25%) of the net value of shares of common stock acquired or vested (after deducting the exercise price, if any, and taxes at an assumed tax rate), or a number of shares necessary to reach such officer's applicable common stock ownership guideline amount.

        Our original stock ownership guidelines also applied to non-employee directors, with a target share ownership level of 10,000 shares within four years. In connection with adopting our 2005 Directors Plan, our Board also adopted a new stock ownership requirement under which non-employee directors would be expected to achieve a share ownership level with a value equal to three times the amount of each non-employee member's annual cash retainer (excluding compensation for committee service), measured each year on the date of the annual meeting of stockholders. Each non-employee member of our Board is expected to achieve this level of ownership in three years. If our stockholders approve the 2005 Directors Plan, this new requirement will take effect immediately. If our stockholders do not approve the 2005 Directors Plan, the original stock ownership guidelines will continue to apply.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 5, 2005 by (1) each person known by us to beneficially own more than five percent of our common stock outstanding on that date, (2) each of our current directors, (3) each of our named executive officers, and (4) all of our directors and executive officers as a group.

Shares of Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Number	Percentage Ownership
Entities affiliated with Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105-2228	16,943,520(2)	11.67%
Entities affiliated with J. & W. Seligman & Co. Incorporated 100 Park Avenue, 8th Floor New York, NY 10017	8,822,066(3)	6.08%
Vicki L. Andrews	345,378(4)	*
Andy D. Bryant	219,498(5)	*
Raul Camposano	543,845(6)	*
Chi-Foon Chan	2,088,628(7)	1.42%
Bruce R. Chizen	188,332(8)	*
Deborah A. Coleman	153,400(9)	*
Aart J. de Geus	3,925,316(10)	2.64%
Antun Domic	312,634(11)	*
A. Richard Newton	198,832(12)	*
Sasson Somekh	296,666(13)	*
Roy Vallee	125,332(14)	*
Steven C. Walske	187,200(15)	*
All directors and executive officers as a group (18 persons)	9,826,189(16)	6.38%

*
Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, we believe, based on information furnished by such persons and from Forms 13F, 13G and 13D filed with the SEC, that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them as of March 5, 2005. Percentage of beneficial ownership is based on 145,129,608 shares of common stock outstanding as of March 5, 2005, adjusted as required by SEC rules. In computing the number of shares beneficially owned by a person or group and the percentage ownership of that person, shares of common stock issuable pursuant to options held by that person that are currently exercisable or exercisable by that person or group within 60 days of March 5, 2005 are deemed to be beneficially owned. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2)
Based solely on a Form 13G filed with the SEC on February 14, 2005 reporting beneficial ownership as of December 31, 2004. The shares are beneficially owned by four institutional investment managers as follows: Barclays Global Investors, NA beneficially owns 12,879,682 shares of common stock, 11,217,809 shares of common stock over which it exercises sole voting power and 1,661,873 shares of common stock over which it exercises no voting power; Barclays Global Investors LTD beneficially owns 2,531,302 shares of common stock, 2,521,682 shares of common stock over which it exercises sole voting power and 9,620 shares of common stock over which it exercises no voting power; Barclays Global Fund Advisors beneficially owns 1,402,837 shares of common stock, 1,331,542 shares of common stock over which it exercises sole voting power and 71,295 shares of common stock over which it exercises no voting power; and Barclays Global Investors Japan TR & Banking CO LTD beneficially owns 129,699 shares of common stock, over which it exercises sole voting power.

(3)
Based solely on a Form 13G/A filed with the SEC on February 11, 2005 reporting beneficial ownership as of December 31, 2004. The shares of common stock are beneficially owned by two entities: J. & W. Seligman & Co. Incorporated beneficially owns 8,822,066 shares of common stock over which it exercises shared voting power, and Seligman Communications & Information Fund, Inc. beneficially owns 7,500,000 shares of common stock over which it exercises shared voting power.

(4)
Includes options to purchase 337,542 shares of common stock exercisable by Ms. Andrews within 60 days of March 5, 2005.

(5)
Includes options to purchase 217,498 shares of common stock exercisable by Mr. Bryant within 60 days of March 5, 2005. In March 2005, Mr. Bryant notified us that he would not be standing for reelection at the Annual Meeting.

(6)
Includes options to purchase 516,120 shares of common stock exercisable by Dr. Camposano within 60 days March 5, 2005.

(7)
Includes options to purchase 1,993,101 shares of common stock exercisable by Dr. Chan within 60 days of March 5, 2005.

(8)
Includes options to purchase 188,332 shares of common stock exercisable by Mr. Chizen within 60 days March 5, 2005.

(9)
Includes options to purchase 150,000 shares of common stock exercisable by Ms. Coleman within 60 days of March 5, 2005.

(10)
Includes options to purchase 3,326,995 shares of common stock exercisable by Dr. de Geus within 60 days of March 5, 2005 and 22,000 shares beneficially owned by Dr. de Geus' wife.

(11)
Includes options to purchase 309,634 shares of common stock exercisable by Dr. Domic within 60 days of March 5, 2005.

(12)
Includes options to purchase 196,832 shares of common stock exercisable by Dr. Newton within 60 days of March 5, 2005.

(13)
Includes options to purchase 271,666 shares of common stock exercisable by Dr. Somekh within 60 days of March 5, 2005.

(14)
Includes options to purchase 123,332 shares of common stock exercisable by Mr. Vallee within 60 days of March 5, 2005.

(15)
Includes options to purchase 150,000 shares of common stock exercisable by Mr. Walske within 60 days of March 5, 2005.

(16)
Includes options to purchase 8,977,399 shares of common stock exercisable by directors and executive officers within 60 days of March 5, 2005.

Executive Compensation

Named Executive Officer Compensation

        The following table sets forth the compensation earned during fiscal 2004 by (1) our Chief Executive Officer and (2) each of our other four most highly compensated executive officers whose compensation earned during fiscal 2004 exceeded $100,000 for services rendered in all capacities to us during the last three fiscal years. We collectively refer to these five individuals as our named executive officers.

Summary Compensation Table($)

						Long-Term Compensation Awards; Securities Underlying Options (#)
		Annual Compensation($)
Name and Position							All Other Compensation ($)(1)
	Year	Salary($)		Bonus($)
Aart J. de Geus Chief Executive Officer and Chairman of the Board	2004 2003 2002	$414,615 400,000 400,000	(2)	$498,000 605,000 535,000		47,800 104,600 213,000	$3,070 2,362 1,500
Chi-Foon Chan President and Chief Operating Officer	200 2003 2002	414,615 400,000 400,000	(2)	402,000 605,000 535,000		39,900 100,850 183,400	4,853 3,128 5,138
Vicki L. Andrews Senior Vice President, Worldwide Sales	2004 2003 2002	319,230 300,000 300,000	(3)	268,000 390,716 364,045	(4) (5) (5)	38,300 61,150 145,800	9,752 9,579 13,884
Raul Camposano(6) Senior Vice President and General Manager, Silicon Engineering Group	2004 2003 —	350,000 350,000 —		188,833 235,000 —	(7)	21,000 28,800 —	2,670 2,524 —
Antun Domic(6) Senior Vice President and General Manager, Implementation Group	2004 2003 —	359,230 330,000 —	(2)	246,000 320,000 —		39,450 48,350 —	3,336 2,981 —

(1)
Amounts in this column reflect group term life insurance (GTL) premiums paid, Synopsys 401(k) matching contributions and, in the case of Ms. Andrews only, a car allowance. Dr. Chan's 2002 amounts include a special travel allowance. Fiscal 2004 amounts are as follows: Dr. de Geus: $1,570, in GTL and $1,500 401(k) contributions; Dr. Chan: $3,353 in GTL and $1,500 401(k) contributions; Ms. Andrews: $1,052 in GTL, $1,500 401(k) contributions and $7,200 car allowance; Dr. Camposano: $1,170 in GTL and $1,500 401(k) contributions; and Dr. Domic: $1,836 in GTL and $1,500 401(k) contributions.

(2)
Reflects a change in base salary approved by our Compensation Committee in December 2003 and effective February 2004. Fiscal 2004 base salaries for such executive officers were: Dr. de Geus, $420,000; Dr. Chan, $420,000; and Dr. Domic, $370,000.

(3)
Reflects an increase in base salary to $350,000 approved by our Compensation Committee in May 2004.

(4)
Comprised of $136,120 in bonus and $131,880 in commissions.

(5)
Represents bonus and commissions earned during fiscal year.

(6)
Information for Dr. Camposano and Dr. Domic is presented only for fiscal 2003 and 2004 as such persons were appointed executive officers during fiscal 2003.

(7)
Comprised of $185,500 regular bonus and $3,333 patent bonus.

Stock Option Grants

        The following table sets forth further information regarding individual grants of options for our common stock during fiscal 2004 for each of our named executive officers. All grants for each of our named executive officers were made pursuant to our 1992 Stock Option Plan (the "1992 Plan").

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Common Stock Price Appreciation for Option Term ($)(3)
Number of Securities Underlying Options Granted(1)
Percent of Total Options Granted to Employees(2)
Name				Exercise Price ($/Share)	Expiration Date
						5%	10%
Aart J. de Geus	26,800 11,700 9,300	0.54 0.24 0.19	% % %	$32.67 29.88 29.87	12/10/13 02/24/14 05/26/14	$550,632 219,859 174,701	$1,395,411 557,166 442,727
Chi-Foon Chan	22,600 9,600 7,700	0.46 0.19 0.16	% % %	32.67 29.88 29.87	12/10/13 02/24/14 05/26/14	464,339 180,397 144,645	1,176,727 457,162 366,559
Vicki L. Andrews	22,300 8,000 8,000	0.45 0.16 0.16	% % %	32.67 29.88 29.87	12/10/13 02/24/14 05/26/14	458,176 150,331 150,281	1,161,107 380,968 380,841
Raul Camposano	10,600 5,400 5,000	0.21 0.11 0.10	% % %	32.67 29.88 29.87	12/10/13 02/24/14 05/26/14	217,787 101,473 93,925	551,916 257,154 238,025
Antun Domic	24,350 7,100 8,000	0.49 0.14 0.16	% % %	32.67 29.88 29.87	12/10/13 02/24/14 05/26/14	500,295 133,419 150,281	1,267,845 338,109 380,841

(1)
Options become exercisable as to 3/48 of the shares three months after the grant date and 1/48 thereafter such that the options fully vest in four years. Vesting is subject to continued service with Synopsys and acceleration under certain circumstances involving a change in control. Each option has a maximum term of ten years, subject to earlier termination upon the optionee's cessation of service.

(2)
Based on a total of 4,948,000 shares of our common stock subject to options granted to employees under our option plans during fiscal 2004, and excludes 200,000 shares of our common stock subject to options granted to non-employee directors during fiscal 2004.

(3)
In accordance with SEC rules, the columns referring to potential realizable value show the gains or "option spreads" that would exist for the options granted based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These estimated rates do not represent our estimate or projection of future common stock prices or of the gains that may actually be realized by the optionee.

Option Exercises and Year-End Values

        The following table sets forth, for each of our named executive officers, stock option exercises during fiscal 2004 and the year-end value of unexercised options.

Name	Shares Acquired On Exercise	Value Realized($)(1)	Number of Securities Underlying Unexercised Options at October 31, 2004 Exercisable/Unexercisable		Value of In-the-Money Options at October 31, 2004 Exercisable(2)/Unexercisable(3)
Aart J. de Geus	162,000	$3,946,623	3,249,530	198,270	$87,400	—
Chi-Foon Chan	213,306	3,709,529	1,927,540	175,704	127,746	—
Vicki L. Andrews	94,800	1,286,321	287,595	135,855	4,600	—
Raul Camposano	100,000	1,479,450	492,929	58,621	1,150	—
Antun Domic	33,733	516,867	270,472	106,295	2,492	—

(1)
Market value of our common stock on the date of exercise, minus the exercise price.

(2)
Market value of our common stock as of October 29, 2004, the last trading day of fiscal 2004 ($16.24), as reported on Nasdaq, minus the exercise price.

(3)
All unexercisable options held by the named executive officers on October 31, 2004 have exercise prices above the market value of our common stock as of October 29, 2004 ($16.24) as reported on Nasdaq.

Stockholder Approval of Equity Compensation Plans

        The following table provides information regarding equity compensation plans approved and not approved by our stockholders as of October 31, 2004.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted-Average Per Share Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))
	(a)		(b)	(c)
	(in thousands, except price per share amounts)
Employee Equity Compensation Plans Approved by Stockholders(1)	9,582		$22.60	13,064
Employee Equity Compensation Plans Not Approved by Stockholders(2)	26,150		22.53	5,460

Total	35,732	(3)	$22.55	18,524	(4)

(1)
Stockholder approved equity compensation plans were the 1992 Plan, the 1994 Directors Plan and our Employee Stock Purchase Plan (including the international component we refer to as our International Employee Stock Purchase Plan).

(2)
Our only non-stockholder approved equity compensation plan is the 1998 Nonstatutory Stock Option Plan.

(3)
Does not include information for options assumed in connection with acquisitions pursuant to assumed plans. As of October 31, 2004, a total of approximately 2.8 million shares of our common stock were issuable upon exercise of such outstanding options.

(4)
Comprised of approximately (a) 7.1 million shares of common stock remaining available for issuance under the 1992 Plan, (b) 5.5 million shares of common stock remaining available for issuance under the 1998 Nonstatutory Stock Option Plan and (c) 5.9 million shares of common stock remaining available for issuance under our Employee Stock Purchase Plan (including the international component we refer to as our International Employee Stock Purchase Plan) as of October 31, 2004.

Material Features of 1998 Nonstatutory Stock Option Plan

        The 1998 Nonstatutory Stock Option Plan (the "1998 Plan") was adopted by our Board in January, 1998. The 1998 Plan has not been approved by our stockholders. Options may be granted under the 1998 Plan to our employees and consultants. An aggregate of 53,247,068 shares of common stock has been reserved for issuance under the 1998 Plan. As of March 5, 2005, options covering 28,303,760 shares of common stock were outstanding under the 1998 Plan, 3,210,294 shares of common stock remained available for future option grants and 21,733,014 shares of common stock had been issued pursuant to exercised options. The 1998 Plan is administered by our Board. The exercise price of options granted under the 1998 Plan is 100% of the fair market value of the common stock subject to the option on the date of grant. Each option granted under the 1998 Plan has a maximum term of ten years and vests in installments over the participant's period of service with us. At least 75% of the options granted under the 1998 Plan must vest and become exercisable ratably over a four-year period measured from the date of grant. Outstanding options under the 1998 Plan will vest on an accelerated basis if we are acquired and those options are not assumed or replaced by the acquiring entity.

Change of Control Agreements and Named Executive Officer Employment Contracts

  1992 Plan

        Under the 1992 Plan, if we are acquired or in the event of a change in control, including an acquisition of Synopsys by merger or asset sale, each outstanding option under the 1992 Plan will automatically become exercisable in full, unless the option is assumed by the successor corporation, or parent thereof, or replaced by a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof. In addition, in the event of a successful hostile tender offer for more than 50% of our outstanding shares of common stock or a change in the majority of our Board as a result of one or more contested elections for membership on our Board, the administrator of the 1992 Plan has the authority to accelerate vesting of outstanding options or shares purchased under the 1992 Plan.

  1994 Directors Plan

        The 1994 Directors Plan provides that in the event of a change of control or corporate transaction, as such terms are defined in the 1994 Directors Plan, all outstanding options become fully vested and exercisable as of the date of such change of control or corporate transaction.

  Employment Agreements

        We have entered into employment agreements, effective October 1, 1997, with our Chairman and Chief Executive Officer and our President and Chief Operating Officer. Each employment agreement provides that if such officer is terminated involuntarily other than for cause within 24 months of a change of control, (a) such officer will be paid an amount equal to two times the sum of such officer's annual base pay plus his target cash bonus, and the cash value such officer's health benefits for an 18-month period and (b) all stock options held by such officer will immediately vest in full. If the officer is terminated involuntarily other than for cause in any other situation, the officer will receive a cash payment equal to the sum of the officer's annual base pay for one year plus the target cash bonus for such year and cash value of the executive's health benefits for 12 months. The terms "involuntary termination," "cause" and "change of control" are defined in the employment agreements, which have been filed with the SEC.

Certain Relationships and Related Transactions

        During fiscal 2004, Dr. Newton provided consulting services to us, for which he was paid $180,000. Under our agreement, Dr. Newton provides advice, at our request, concerning long-term technology strategy and industry development issues, as well as assistance in identifying opportunities for partnerships with academia.

        Revenues derived from Intel Corporation and its subsidiaries in the aggregate accounted for approximately 10.8%, 9.5% and 7.9% of our fiscal 2004, 2003 and 2002 revenues, respectively. Andy D. Bryant, Intel Corporation's Executive Vice President and Chief Financial and Enterprise Services Officer, also serves on our Board. Management believes the transactions between the two parties were carried out on an arm's length basis. In March 2005, Mr. Bryant notified us that he will not stand for reelection at the Annual Meeting. His decision was not due to any disagreement with us on any matter relating to our operations, policies or practices.

        We maintain a System-on-a-Chip Venture Fund (the "Fund"), authorized by our Board which invests in companies we believe will facilitate building system-on-chips. The Fund is administered by an investment advisory board consisting of certain of our senior officers, including our Chief Executive Officer and Chief Operating Officer, and Dr. Newton, a member of our Board. The Fund has invested approximately $1 million in a private company that develops system-on-chip test systems. At the times of our investments, SmartForest Ventures, a venture capital firm, owned in excess of 10% of the outstanding shares of such company. Deborah Coleman, a member of our Board, is a general partner of Smart Forest Ventures, but does not participate in any of the Fund's investment decisions.

        We have entered into indemnification agreements with our executive officers and directors for the indemnification of, and advancement of expenses to, these persons to the full extent permitted by Delaware law. We also intend to execute these agreements with out future directors and executive officers. Please see the section above entitled "Executive Compensation—Change of Control Agreements and Named Executive Officer Employment Contracts" for a description of our employment and change of control agreements.

REPORT OF THE COMPENSATION COMMITTEE

        The following is the report of the Compensation Committee describing the compensation policies governing compensation paid to Synopsys executive officers during fiscal 2004. The material in this report shall not constitute "soliciting material," shall not be deemed "filed" with the SEC and is not to be incorporated by reference into any other Synopsys filing under the Securities Act or the Exchange Act, except to the extent Synopsys specifically incorporates this report by reference therein.

Executive Compensation

  Purpose of the Compensation Committee

        The Compensation Committee determines compensation levels for Synopsys' executive officers, including the Chief Executive Officer, for each fiscal year based upon a consistent set of guidelines. The Compensation Committee reviews and approves all base, bonus and equity compensation payable to executive officers.

  Composition of Compensation Committee

        The Compensation Committee consists of Messrs. Chizen (Chair) and Walske, both of whom satisfy the independence criteria of the SEC and listing standards of Nasdaq for serving on a Board committee that determines executive officer compensation.

  Objectives of the Compensation Program

        The objectives of the compensation program established by the Compensation Committee are: (1) to attract and retain high-quality executive officers, (2) to tie compensation closely to achievement of Synopsys' business and performance objectives, and (3) to reward outstanding individual performance that contributes to Synopsys' long-term success.

  Elements of Compensation

        Each executive officer's compensation package is comprised of three elements: (1) base compensation, (2) subject to Synopsys' achievement of certain financial targets, bonus compensation tied to individual performance and (3) equity compensation, in the form of periodic grants of stock options under Synopsys' stock option plans.

        Base Compensation.    In establishing the base compensation for each executive officer, the Compensation Committee considers the following factors: (1) compensation data from peer group companies, including companies included in the S&P Information Technology Index, (2) each executive officer's past performance relative to corporate, business group (if applicable) and individual objectives, (3) each executive officer's responsibility level and objectives for the ensuing year, and (4) compensation relative to other Synopsys executive officers. As a result of its analysis of these factors, the Compensation Committee increased the base salaries of the executive officers slightly during fiscal 2004. In the case of the named executive officers, the increased base salaries are shown in the summary compensation table on page 11. The Compensation Committee believes the base salaries paid to its executive officers are reasonable in light of the factors described above.

        Bonus Compensation.    In the first part of each fiscal year, the Compensation Committee approves a Corporate Incentive Plan ("CIP") for the year. The CIP sets out the annual bonus pool available for all employees, including executive officers but excluding those on commission-based plans, contingent upon Synopsys' (and, in some cases, the employee's specific product group's) achievement of not less than 90% of certain financial targets, including targets for bookings, revenue and expenses. The CIP includes an "accelerator" mechanism by which the bonus pool is increased if Synopsys' performance exceeds the financial targets. Conversely performance in excess of 90% of the targets (but less than

100%) results in a reduction of the bonus pool. The actual bonus paid to each executive officer depends upon his or her individual performance during the fiscal year. The Compensation Committee annually approves an individual compensation plan for Synopsys' Senior Vice President of Worldwide Sales each year that is based primarily on revenue and accepted orders and that contains a similar accelerator clause.

        The Company did not achieve its fiscal 2004 CIP financial targets and, accordingly, no bonuses were paid under the plan. However, subsequent to the fiscal year end, the Board determined it would be in Synopsys' best interests to make available a smaller bonus pool available to reward our highest performing employees, including executive officers, for their contributions to the business during fiscal 2004 and to provide incentive for their continued performance. For this reason, in December 2004, the Board approved the FY2004 Recognition Bonus Plan (the "Recognition Plan") which established a bonus pool approximately 20% lower than the one that would have been available had Synopsys achieved 100% of the financial targets contained in the fiscal 2004 CIP. As a result of their assessment of the performance of the named executive officers during fiscal 2004, the Compensation Committee approved payment of the bonuses set forth in the Summary Compensation Table above under the Recognition Plan; in the case of the Senior Vice President, Worldwide Sales, a portion of her bonus was paid pursuant to her individual compensation plan. All of such bonuses to the named executive officers were less than the individuals' target bonuses under the fiscal 2004 CIP.

        Long-Term Incentive Compensation.    The Compensation Committee awards long-term compensation to Synopsys' executive officers in the form of stock options granted under the 1992 Plan. The Committee typically awards stock options to executive officers quarterly. The exercise price of stock options granted under the 1992 Plan is 100% of the fair market value of the common stock on the date of grant. All options vest in a series of monthly installments over four years provided that the executive officer continues his or her employment with Synopsys. Executive officers may also participate in Synopsys' Employee Stock Purchase Plan,which permits participants to purchase a limited amount of common stock every six months at a discount. The Compensation Committee believes that equity-based compensation closely aligns the interests of executive officers with those of stockholders.

        The Compensation Committee determines the size of each option grant by considering, among other things, Synopsys' financial performance, the performance of the executive officer's individual business unit and the officer's individual performance, in each case during the previous quarter. The Compensation Committee also considers the executive officer's responsibility level, the value of options granted to similarly situated executive officers of comparable companies and the executive officer's existing holdings of unvested stock options. The Compensation Committee believes that the equity compensation awarded to its executive officers during fiscal 2004 was reasonable in light of the factors described above.

Chief Executive Officer's Compensation

        Similar to other executive officers, the Compensation Committee sets the base salary for the Chief Executive Officer based upon a number of factors, including his performance during the year and base salaries for chief executive officers of comparable companies. As a result of its review, the Compensation Committee increased the base salary of Dr. de Geus from $400,000 to $420,000 in fiscal 2004. The Compensation Committee believes that the base salary paid to Synopsys' Chief Executive Officer is reasonable in light of the factors considered by the Compensation Committee.

        As a result of Synopsys' non-achievement of the financial targets contained in the fiscal 2004 CIP, Dr. de Geus did not receive a bonus under such plan. However, the Compensation Committee awarded Dr. de Geus a bonus of $498,000 under the Recognition Plan in recognition of his management of Synopsys in a difficult business environment. This amount was less than Dr. de Geus' target bonus under the fiscal 2004 CIP.

Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code places a $1 million limit on the tax deductibility of compensation paid to Synopsys' named executive officers. Under the 1992 Plan, under which most executive officers' options are granted, compensation deemed paid to an executive officer when he or she exercises an outstanding option under the 1992 Plan qualifies as performance-based compensation, and is therefore not subject to the $1 million limitation; however, compensation deemed paid to an executive officer when he or she exercises an outstanding option under the 1998 Plan does not so qualify and is subject to the $1 million limitation. We do not expect that any of the compensation paid and deemed paid to the named executive officers in fiscal 2004 will fail to qualify for a tax deduction as a result of Section 162(m).

COMPENSATION COMMITTEE Bruce R. Chizen, Chair Steven C. Walske

Committee Interlocks and Insider Participation

        The Compensation Committee currently consists of Messrs. Chizen and Walske. Ms. Coleman, who had previously served on the Committee, resigned as a member of the Committee in May 2004. No Compensation Committee member was at any time during fiscal 2004, or at any other time, an officer or employee of Synopsys or any of its subsidiaries. None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

        The following report of the Audit Committee shall not constitute "soliciting material," shall not be deemed "filed" with the SEC and is not to be incorporated by reference into any of other Synopsys filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

Communications with Management and Independent Registered Public Accounting Firm

        The Audit Committee has reviewed and discussed our audited financial statements with management. In addition, the Audit Committee has discussed with KPMG LLP, Synopsys' independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, "Communications with Audit Committees" which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also received written disclosures and the letter from KPMG LLP required by the Independence Standards Board Standard No. 1, which relates to the KPMG LLP's independence from Synopsys and its related entities, and has discussed their independence from Synopsys, including whether KPMG LLP's provision of non-audit services was compatible with that independence.

Committee Member Independence and Financial Expert

        The Audit Committee is comprised of Ms. Coleman (Chair), Dr. Somekh and Mr. Vallee, all of whom satisfy the independence criteria of the Nasdaq listing standards for serving on an audit committee. SEC regulations require Synopsys to disclose whether its Board has determined that a director qualifying as a "financial expert" serves on the Synopsys' Audit Committee. Synopsys' Board has determined that Ms. Coleman and Mr. Vallee both qualify as "financial experts" within the meaning of such regulations.

Recommendation Regarding Financial Statements

        Based on the review and discussions referred to above, the Audit Committee unanimously recommended to our Board that Synopsys' audited fiscal 2004 financial statements be included in its Annual Report on Form 10-K for fiscal 2004.

AUDIT COMMITTEE Deborah A. Coleman, Chair Sasson Somekh Roy Vallee

Performance Graph

        The following graph compares the cumulative total return to stockholders of our common stock from October 31, 1999 through October 31, 2004 to the cumulative total return of (1) the S&P 500 Index and (2) the S&P Information Technology Index over the same period, assuming the investment of $100 in shares of our common stock and in both of the indices, and reinvestment of all dividends. This section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing, except to the extent we specifically incorporate this section by reference therein.

PROPOSAL TWO—APPROVAL OF
2005 NON-EMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN

Proposal

        In March 2005, our Board adopted the 2005 Directors Plan, subject to stockholder approval. We are requesting that stockholders approve the adoption of the 2005 Directors Plan and the reservation of 300,000 shares of our common stock for issuance thereunder.

Explanation

        Our Board adopted the two-year 2005 Directors Plan as the exclusive equity incentive program for our non-employee directors in order to secure and retain the services of such individuals, and to provide incentives for such persons to contribute to the Company's success. Six of our eight director nominees would be non-employee directors eligible to participate in the 2005 Directors Plan. The 2005 Directors Plan is intended as the successor to the now-expired 1994 Directors Plan which served as the exclusive equity incentive program for non-employee Board members prior to October 2004.

        The terms and provisions of the 2005 Directors Plan are summarized below. This summary, however, does not purport to be a complete description of the 2005 Directors Plan. The 2005 Directors Plan has been filed with the SEC as an Appendix to this proxy statement and may be accessed from the SEC's homepage (www.sec.gov). The following summary is qualified in its entirety by reference to the complete text of the 2005 Directors Plan. Any stockholder that wishes to obtain a copy of the actual plan document may do so by written request to: Corporate Secretary, Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the adoption of the 2005 Directors Plan.

Recommendation

        Our Board unanimously recommends a vote FOR approval of the 2005 Directors Plan and the reservation of 300,000 shares of our common stock for issuance thereunder.

DESCRIPTION OF 2005 DIRECTORS PLAN

        The following is a summary of the material features of the 2005 Directors Plan.

General

        The 2005 Directors Plan provides for the automatic grant of nonstatutory stock options or restricted stock awards (collectively, the "Stock Awards") to new and continuing non-employee members of our Board. Nonstatutory stock options granted under the 2005 Directors Plan are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. See "Federal Income Tax Information" for a discussion of the tax treatment of Stock Awards.

Purpose

        Our Board adopted the 2005 Directors Plan to provide a means to secure and retain the services of our non-employee directors, to provide incentives for such individuals to contribute to the Company's success, and to align the long-term compensation and interests of those individuals with our stockholders. The 2005 Directors Plan is also intended to serve as the successor to the 1994 Directors Plan which expired in October 2004.

Administration

        All Stock Awards granted under the 2005 Directors Plan are made in strict compliance with the express provisions of the 2005 Directors Plan. Subject to the provisions of the 2005 Directors Plan, our Board has the authority to construe and interpret the 2005 Directors Plan and the Stock Awards granted under it, and to establish rules for its administration.

        The 2005 Directors Plan expressly prohibits our Board from approving any option repricing program under the 2005 Directors Plan whereby stock options are surrendered in exchange for any new Stock Awards with a lower exercise or purchase price, without first obtaining stockholder approval of such program (other than pro rata adjustments to reflect stock splits and other similar corporate events).

Eligibility

        Participation in the 2005 Directors Plan is limited to non-employee members of our Board who are elected or appointed to our Board at or following the Annual Meeting. If the 2005 Directors Plan is approved, non-employee Board members will be prohibited from receiving equity awards under any of our other equity compensation plans or any of our affiliates.

Common Stock Subject to the 2005 Directors Plan

        The maximum number of shares of common stock available for issuance under the 2005 Directors Plan is 300,000. If an award granted under the 2005 Directors Plan expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares of common stock will again become available for subsequent issuance under the 2005 Directors Plan. As of the date hereof, no shares of common stock have been issued, and no options have been granted, under the 2005 Directors Plan.

Grant of Stock Awards

        The 2005 Directors Plan provides for the automatic grant of Stock Awards to non-employee members of our Board over their period of service on our Board as follows: (1) an Initial Option Grant, (2) an annual award (whether in the form of an option grant or restricted stock grant) and (3) an Interim Option Grant (if an individual is appointed to our Board at an irregular time).

        Initial Option Grant.    Each non-employee member of our Board who is first elected or appointed will, at the time of his or her initial election or appointment to our Board, automatically receive a nonstatutory stock option to purchase 30,000 shares of our common stock (the "Initial Option Grant"). Each Initial Option Grant vests in equal annual installments commencing on the date immediately preceding each of the first four annual meetings following the date of grant assuming continued Board service through each vesting date.

        Annual Awards.    On the date of each annual meeting during the term of the 2005 Directors Plan, commencing with the Annual Meeting in 2005, each non-employee member of our Board who is reelected to our Board at that Annual Meeting will be automatically granted a stock award (the "Annual Award") as follows:

  •
  Form of Annual Award. The Annual Award will be either in the form of an option grant or restricted stock grant. In the calendar year prior to the grant of an Annual Award, our Board must decide whether the Annual Award will be a stock option or restricted stock award. If our Board does not make such a determination by December 31st of the preceding calendar year, the Annual Award will be granted in the form of a stock option. For non-employee Board members reelected at the 2005 Annual Meeting, our Board has elected to receive restricted stock, assuming stockholders approve the 2005 Directors Plan.

  •
  Annual Option Grant. If the Annual Award is in the form of an option grant (the "Annual Option Grant"), the number of shares subject to such Annual Option Grant will be determined such that the aggregate "fair value" of the option, as determined under the option pricing model used to estimate the value of compensatory stock options in our financial statements, will be equal to the annual cash retainer then payable to each non-employee Board member. As a result, the "fair value" of the option on the grant date will be equal to the annual cash retainer. Each Annual Option Grant vests in a series of 36 successive equal monthly installments upon the optionee's completion of each additional month of Board service following the grant date.

  •
  Annual Restricted Stock Grant. If the Annual Award is in the form of restricted stock, the number of unvested shares subject to each annual restricted stock grant will have a fair market value on the date of grant (determined without regard to any vesting restriction) equal to the annual cash retainer then payable to non-employee Board members. In addition, our Board has the authority to provide that the issuance of restricted stock will be delivered in restricted stock units with shares to be delivered when shares would have otherwise vested under the annual restricted stock grant. Each restricted stock grant vests in a series of 36 successive equal monthly installments upon the participant's completion of each additional month of Board service following the grant date.

        Interim Option Grant.    Each non-employee Board member who is appointed to our Board on a date that is (1) not the date of an annual meeting and (2) less than 11 months have passed since the most recent annual meeting, will, at the time of his or her initial appointment to our Board, automatically receive, in addition to the Initial Option Grant described above, a nonstatutory stock option to purchase shares of our common stock (the "Interim Option Grant"). The number of shares subject to each Interim Option Grant will be determined so that the aggregate "fair value" of the option as determined under the option pricing model used to estimate the value of compensatory stock options in our financial statements will be equal to (1) the annual cash retainer that would have been paid had our Board member been appointed to our Board at the most recent annual meeting, but (2) reduced on a pro rata basis for each month prior to the grant date during which that person did not serve on our Board. As a result, the "fair value" of the option on the grant date will be equal to the cash retainer our Board member would have earned for serving on our Board for the applicable portion of the year. Each Interim Option Grant vests in a series of 36 successive equal monthly installments upon the optionee's completion of each additional month of Board service following the grant date.

Terms of Options

        Exercise Price.    The exercise price of options granted under the 2005 Directors Plan will be 100% of the fair market value of the common stock on the grant date. As of March 5, 2005, the closing price of our common stock as reported on Nasdaq was $18.08 per share.

        Consideration.    The exercise price of options granted under the 2005 Directors Plan may be paid, to the extent permitted by applicable law and an applicable stock option agreement, in (1) cash or check, (2) by delivery of other shares of our common stock, (3) pursuant to a broker-assisted cashless exercise arrangement or (4) pursuant to a net exercise arrangement.

        Vesting.    Options granted under the 2005 Directors Plan generally vest and become exercisable in cumulative increments over the optionee's continued service on our Board, specifically in 4 yearly installments for the Initial Option Grant and 36 monthly installments for Annual Option Grants and Interim Option Grants. If a non-employee Board member's service with us terminates due to permanent disability or death, the option may be exercised on an accelerated basis for an additional number of shares in which the optionee would have vested had he or she continued in Board service until the next annual meeting.

        Term.    The maximum term of options granted under the 2005 Directors Plan is 7 years.

        Termination of Service.    If an individual's service on our Board terminates, options granted under the 2005 Directors Plan generally terminate 6 months after termination of Board service, unless (1) termination from our Board is due to an individual's permanent disability, in which case the option, to the extent vested at the date of termination, may be exercised for 12 months following termination, or (2) an individual dies while serving on our Board or at any time within 6 months following termination of service on our Board, in which case the option, to the extent vested at the date of termination, may be exercised for 12 months following the date of death by the person or persons to whom the rights to exercise such option have passed. In no event, however, may an option be exercised beyond the expiration of its term.

        Restrictions on Transfer.    Options granted under the 2005 Directors Plan may not be transferred except by will or the laws of descent and distribution or as otherwise provided by our Board.

Terms of Restricted Stock Awards

        Consideration.    Restricted stock awards are granted in consideration for past or future services rendered to us.

        Vesting.    Shares of restricted stock under the 2005 Directors Plan vest over 36 months of continued service on our Board. Accordingly, such shares are subject to forfeiture back to us should an individual terminate service from our Board before vesting. If a non-employee Board member's service with us terminates due to permanent disability or death, the restricted stock award vests on an accelerated basis for that additional number of shares in which the participant would have vested had he or she continued in Board service until the next annual meeting.

        Termination of Service.    Upon termination of a non-employee Board member's service, any shares of common stock that have not vested as of the date of such termination will be immediately forfeited back to us.

        Restrictions on Transfer.    Shares of restricted stock granted under the 2005 Directors Plan may not be transferred except as determined by our Board.

Changes to Capital Structure

        If any change is made to the outstanding shares of our common stock without our receipt of consideration (whether through a stock split or other specified change in our capital structure), appropriate adjustments will be made to: (1) the maximum number and/or class of securities issuable under the 2005 Directors Plan, (2) the number and/or class of securities for which Stock Awards are to be subsequently made to both new and continuing non-employee Board members, and (3) the number and/or class of securities and the price per share in effect under each outstanding Stock Award under the 2005 Directors Plan These adjustments will prevent the dilution or enlargement of benefits for participants.

Corporate Transactions; Changes in Control

        In the event of a corporate transaction, each outstanding stock option and restricted stock award will automatically accelerate in full unless the stock option or our reacquisition rights with respect to the restricted stock award are assumed by or assigned to the successor corporation or its parent corporation. In the event an outstanding option is not assumed prior to the corporate transaction, such option will terminate and cease to remain outstanding if not exercised prior to the effective date of the corporate transaction. For purposes of the 2005 Directors Plan, a corporate transaction will be deemed to occur in the event of (1) a merger or consolidation in which we are not the surviving corporation,

(2) the sale of all or substantially all of our assets in complete liquidation or dissolution of us or (3) any merger in which we are the surviving entity but become more than a 50%-owned subsidiary of another corporation.

        In the event of a change in control, each stock award under the 2005 Directors Plan will automatically vest as to all shares subject to the stock award immediately prior to the effective date of the change in control. For purposes of the 2005 Directors Plan, a change in control will be deemed to occur in the event there is (1) the successful completion of a tender or exchange offer for securities possessing more than 50% of the total combined voting power of our outstanding securities, or (2) a change in the majority of our Board without the approval of the incumbent directors or their approved successors.

        The acceleration of vesting of Stock Awards in the event of a corporate transaction or change in our ownership or control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Duration, Termination and Amendment

        Our Board may suspend or terminate the 2005 Directors Plan without stockholder approval or ratification at any time. Unless terminated sooner, the 2005 Directors Plan will terminate on the day immediately prior to the date of our 2007 Annual Meeting of Stockholders.

        Our Board may amend or modify the 2005 Directors Plan at any time, subject to any required stockholder approval. Stockholder approval will be required for any amendment that (1) materially increases the number of shares available for issuance under the 2005 Directors Plan, (2) materially expands the class of individuals eligible to receive Stock Awards under the 2005 Directors Plan, (3) materially increases the benefits accruing to the participants under the 2005 Directors Plan or materially reduces the price at which shares of common stock may be issued or purchased under the 2005 Directors Plan, (4) materially extends the term of the 2005 Directors Plan or (5) expands the types of awards available for issuance under the 2005 Directors Plan.

Federal Income Tax Information

        The following is a summary of the principal U.S. federal income taxation consequences to non-employee directors and us with respect to participation in the 2005 Directors Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

        Nonstatutory Stock Options.    No taxable income is recognized by a participant upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, we will be entitled to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.

        Upon disposition of the common stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such common stock plus any amount recognized as ordinary income upon acquisition of the stock. Such gain or loss will be long-term or short-term depending on whether the common stock was held for more than one year.

        Restricted Stock Awards.    Upon the grant of a restricted stock award which is unvested and subject to reacquisition by us in the event of the participant's termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of issuance, but will have to report as ordinary income, as and when our reacquisition right lapses, an amount equal to the fair market value of the shares on the dates the reacquisition right lapses. The participant may, however, elect under Section 83(b) of the Internal Revenue Code of 1986 (the "Code") to include as ordinary income in the year of issuance an amount equal to the fair market value of the shares on the date of issuance. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the reacquisition right lapses. We will be entitled to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.

        Upon disposition of the common stock acquired upon the receipt of a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such common stock plus any amount recognized as ordinary income upon issuance (or vesting) of the common stock. Such gain or loss will be long-term or short-term depending on whether the common stock was held for more than one year.

        Restricted Stock Unit Awards.    No taxable income is recognized upon receipt of a restricted stock unit award. In general, the participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

  New Plan Benefits

        No Stock Awards have been granted to date under the 2005 Directors Plan. However, if this Proposal is approved by our stockholders, the six non-employee members of our Board will receive restricted stock grants equal in value (determined without regard to any vesting) to the then applicable cash retainer (currently expected to be set at $125,000 should stockholders approve the 2005 Directors Plan). For example, based on the closing sale price of our common stock on March 5, 2005 ($18.08), each non-employee director would receive a restricted stock grant for 6,913 shares of common stock, vesting in monthly installments over 36 months of continued board service. Thereafter, each person who is first elected or appointed as a non-employee Board member will receive an option grant for 30,000 shares of our common stock (the current members of our Board standing for reelection at the Annual Meeting will not be eligible for this award). In addition, each person who is reelected to serve as a non-employee Board member will receive either (1) an option grant (with the number of shares determined so that the aggregate "fair value" of the option, as estimated using the option pricing model used to estimate the value of compensatory stock options in our financial statements, will be equal to the annual cash retainer then payable to non-employee Board members) or (2) a restricted stock grant (with the number of shares subject to the award determined so that the fair market value of the restricted stock grant on the date of grant will be equal to the annual cash retainer then payable to non-employee Board members).

PROPOSAL THREE—APPROVAL OF AMENDMENT NO. 1 TO OUR EMPLOYEE STOCK PURCHASE PLAN (INCLUDING OUR INTERNATIONAL COMPONENT WE REFER TO AS OUR INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN)

Proposal

        In March 2005, our Board adopted an amendment to our Employee Stock Purchase Plan (the "ESPP"), including the international component we refer to as the International Employee Stock Purchase Plan (the "International ESPP" and together with the ESPP, the "Purchase Plans"), to increase the number of shares of common stock authorized for issuance under the Purchase Plans by an additional 4,000,000 shares in the aggregate. We are requesting that stockholders approve this amendment to the Purchase Plans.

Explanation

        The proposed amendment will become effective upon stockholder approval at the Annual Meeting. The purpose of this amendment is to ensure that we continue to have a sufficient reserve of common stock available under the Purchase Plans to provide our eligible employees and those of our participating affiliates (whether now existing or subsequently established) the opportunity to purchase shares of our common stock on semi-annual purchase dates through their accumulated payroll deductions.

        Our management believes that maintaining a competitive employee stock purchase plan is an important element in recruiting, motivating and retaining our employees. The Purchase Plans are designed to more closely align the interests of employees and stockholders by encouraging employees to invest in our common stock, and to help our employees share in our success. The Purchase Plans, together with our stock option plans, are important employee retention and recruitment vehicles and, in fact, over 80% of the Company's employees currently participate in the Purchase Plans.

        As of February 28, 2005, the last purchase date under the Purchase Plans, an aggregate of 4,937,346 shares of common stock remained available for future issuance. We estimate that this is a sufficient number of shares of common stock to cover purchases under the Purchase Plans by all current participants in all current 24-month enrollment periods. However, we believe that, under certain circumstances, we will need additional shares of common stock to cover purchases under the Purchase Plans by participants who may enroll in enrollment periods commencing between the Annual Meeting and the expected date of the 2006 Annual Meeting of Stockholders. Consequently, the Board has adopted, subject to stockholder approval, an amendment to the Purchase Plans to increase the aggregate number of shares issuable under the Purchase Plans by 4,000,000 shares of common stock.

        The terms and provisions of the Purchase Plans, as most recently amended, are summarized below. This summary, however, does not purport to be a complete description of the Purchase Plans. The Purchase Plans, as most recently amended, have been filed with the SEC as an Appendix to this proxy statement and may be accessed from the SEC's homepage (www.sec.gov). The following summary is qualified in its entirety by reference to the complete text of the Purchase Plans. Any stockholder that wishes to obtain a copy of the actual plan document may do so by written request to: Corporate Secretary, Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043.

        The affirmative vote of a majority of the votes cast is required for approval of the amendment to the Purchase Plans described in this Proposal.

Recommendation

        Our Board believes it is in the best interests of the Company and its stockholders to continue to provide our employees the opportunity to acquire an ownership interest in the Company through their participation in the Purchase Plans, encouraging them to remain in our employ and more closely aligning their interests with those of our stockholders.

        Our Board unanimously recommends a vote FOR approval of the amendment to the Purchase Plans to increase the shares of common stock authorized for issuance thereunder.

DESCRIPTION OF THE PURCHASE PLANS

        The following is a summary of the material features of the Purchase Plans.

General

        The Compensation Committee of our Board administers the Purchase Plans. As plan administrator, the Compensation Committee has full authority to adopt rules and procedures and to interpret the provisions of the Purchase Plans. All costs and expenses incurred in plan administration are paid by the Company without charge to participants.

Share Reserve

        The number of shares of common stock reserved for issuance over the term of the Purchase Plans is currently 17,700,000. As of March 5, 2005, an aggregate of 12,762,654 shares of common stock have been issued to employees under the Purchase Plans, and 4,937,346 shares of common stock remained available for future issuance.

        The shares of common stock issuable under the Purchase Plans may be made available from authorized but unissued shares of common stock or from shares of common stock we repurchase, including shares of common stock repurchased on the open market.

        If we make any change to our outstanding common stock (whether by reason of any stock dividend, stock split, combination of shares, or other change affecting the outstanding common stock as a class with our receipt of consideration), we will make appropriate adjustments to (1) the maximum number and class of securities issuable under the Purchase Plans, (2) the maximum number and class of securities purchasable per participant on any one semi-annual purchase date, (3) the maximum number and class of securities purchasable in total by all participants on any one purchase date and (4) the number and class of securities and the purchase price per share in effect under each outstanding purchase right. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the Purchase Plans or the outstanding purchase rights thereunder.

Offering Period and Purchase Rights

        Shares of common stock are offered under the Purchase Plans through a series of overlapping offering periods, each with a maximum duration of twenty-four (24) months. Offering periods begin on the first business day of March and on the first business day of September each year over the terms of the Purchase Plans. Accordingly, two separate offering periods will begin in each calendar year.

        Each offering period consists of a series of one or more successive purchase periods. Purchase periods run from the first business day in March to the last business day in August each year and from the first business day in September each year to the last business day in February in the immediately succeeding year. Accordingly, shares of common stock are purchased on the last business day in February and August each year with the payroll deductions collected from the participants for the purchase period ending with each such semi-annual purchase date.

        If the fair market value per share of common stock on any semi-annual purchase date within a particular offering period is less than the fair market value per share of common stock on the start date of that offering period, then the participants in that offering period will automatically be transferred from that offering period after the semi-annual purchase of shares of common stock on their behalf and enrolled in the new offering period which begins on the next business day following such purchase date.

Eligibility and Participation

        Any individual who is employed on a basis under which he or she is regularly expected to work for more than twenty (20) hours per week for more than five (5) months per calendar year in our employ or that of any participating parent or subsidiary corporation (including any corporation which subsequently becomes such at any time during the terms of the Purchase Plans) is eligible to participate in the Purchase Plans.

        Eligible individuals must enroll before a given purchase period starts (the beginning of such purchase period will also be the beginning of such employee's offering period). Generally, an individual who is an eligible employee on the fifteenth (15th) day of the month preceding the start date of any offering period may join that offering period. However, no employee may participate in more than one offering period at a time. As of March 5, 2005, approximately 3,300 of the approximately 3,900 eligible employees were participants in the Purchase Plans.

Purchase Price

        The purchase price of the shares of common stock purchased on behalf of each participant on each semi-annual purchase date is the lower of (1) the fair market value per share on the start date of the offering period in which the participant is enrolled or (2) the fair market value on the semi-annual purchase date.

        The fair market value per share on any particular date under the Purchase Plans is the closing selling price per share on such date reported on the Nasdaq National Market. As of March 5, 2005, the closing price of our common stock as reported on Nasdaq was $18.08 per share.

Payroll Deductions and Stock Purchases

        Each participant authorizes periodic payroll deductions in any multiple of 1% up to a maximum of 10% of his or her base salary (generally salary, overtime pay, bonuses, and commissions) to be applied to the acquisition of shares of common stock at semi-annual intervals, up to a maximum of $7,500 per purchase period. Accordingly, on each semi-annual purchase date (the last business day in February and August each year), the accumulated payroll deductions of each participant are automatically applied to the purchase of whole shares of common stock at the purchase price in effect for the participant for that purchase date.

Special Limitations

        The Purchase Plans impose certain limitations upon a participant's rights to acquire shares of common stock, including the following limitations:

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  Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of shares of common stock (valued at the time each purchase right is granted) for each calendar year those purchase rights are outstanding.

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  Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the stock of us or any of our affiliates.

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  No participant may purchase more than 4,000 shares of common stock on any one purchase date.

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  The maximum number of shares of common stock purchasable in total by all participants on any purchase date is limited to 1,000,000 shares of common stock (such amount will be increased to 2,000,000 shares of common stock should our stockholders approve Proposal Four below). We currently allocate the 1,000,000 shares pro rata across all employees worldwide regardless of location.

Termination of Purchase Rights

        A participant may withdraw from the Purchase Plans at any time prior to the last five (5) business days of the semi-annual period of participation, and his or her accumulated payroll deductions may either be applied to the purchase of shares of common stock on the next semi-annual purchase date or refunded.

        Upon a participant's cessation of employment or loss of eligible employee status, payroll deductions will automatically cease. Any payroll deductions which the participant may have made for the semi-annual period in which such cessation of employment or loss of eligibility occurs are refunded.

Stockholder Rights

        No participant has any stockholder rights with respect to the shares of common stock covered by his or her purchase rights until the shares of common stock are actually purchased on the participant's behalf. Other than stock splits and other recapitalizations described above, no adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

        Purchase rights are not assignable or transferable by a participant, and may be exercised only by the participant.

Change in Control or Ownership

        In the event a change in ownership occurs, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such change. The purchase price in effect for each participant will be equal to 85% of the lower of (1) the fair market value per share on the start date of the offering period in which the participant is enrolled at the time the change in ownership occurs or (2) the fair market value per share immediately prior to the effective date of such change in ownership.

        A change in ownership will be deemed to occur in the event of (1) a sale or merger in which Synopsys not the surviving corporation or (2) any merger in which we are the surviving corporation, but in which more than 50% of our outstanding voting stock is transferred to holders different from those who held our stock immediately prior to such transaction.

Share Pro Ration

        Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed either (1) the maximum number of shares of common stock purchasable in total by all participants on any one purchase date or (2) the number of shares of common stock then available for issuance under the Purchase Plans, then the Committee will make a pro rata allocation of the available shares of common stock on a uniform and nondiscriminatory basis. In such an event, the plan administrator will refund the accumulated payroll deductions of each participant, to the extent in excess of the purchase price payable for the shares of common stock pro rated to such individual.

Amendment and Termination

        Our Board may alter, suspend or terminate the Purchase Plans at any time. However, our Board may not, without stockholder approval, (1) increase the number of shares of common stock issuable under the Purchase Plans, (2) alter the purchase price formula so as to reduce the purchase price or (3) modify the requirements for eligibility to participate in the Purchase Plans.

Plan Benefits

        The table below shows, as to the listed individuals and specified groups, the number of shares of common stock purchased under the Purchase Plans during fiscal 2004, together with the weighted average purchase price paid per share.

Name and Position	Number of Purchased Shares of Common Stock	Weighted Average Purchase Price
Aart J. de Geus Chairman of the Board and Chief Executive Officer	942	$15.3083
Chi-Foon Chan President and Chief Operating Officer	942	15.3083
Vicki L. Andrews Senior Vice President, Worldwide Sales	942	15.3083
Raul Camposano Senior Vice President and General Manager, Silicon Engineering Group	942	15.3083
Antun Domic Senior Vice President and General Manager, Implementation Group	0	N/A
All current executive officers as a group (12 persons)	10,362	15.3083
All employees, including current officers who are not executive officers, as a group (3,154 persons)	1,888,040	$15.5072

New Plan Benefits

        No purchase rights have been granted, and no shares of common stock have been issued, on the basis of the 4,000,000-share increase which is the subject of this Proposal.

U.S. Federal Tax Consequences

        The following is a summary of the principal U.S. Federal income taxation consequences to us and our employees with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any foreign jurisdictions where a participant may reside.

        The ESPP is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under such an arrangement, no taxable income will be recognized by a participant, and no deductions will be allowable to us, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares of common stock acquired under the Purchase Plans or in the event the participant should die while still owning the purchased shares of common stock.

        If the participant sells or otherwise disposes of the purchased shares of common stock within two years after the start date of the offering period in which such shares were acquired or within one year after the actual semi-annual purchase date of those shares, then the participant will recognize ordinary income equal to the amount by which the fair market value of the shares of common stock on the purchase date exceeded the purchase price paid for those shares, and Synopsys will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant will also recognize capital gain to the extent the amount realized upon the sale or disposition of the shares of common stock exceeds the sum of the aggregate purchase price paid for those shares of common stock and the ordinary income recognized in connection with their acquisition.

        If the participant sells or disposes of the purchased shares of common stock more than two years after the start date of the offering period in which the shares of common stock were acquired and more than one year after the actual semi-annual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (1) the amount by which the fair market value of the shares of common stock on the sale or disposition date exceeded the purchase price paid for those shares of common stock or (2) fifteen percent (15%) of the fair market value of the shares of common stock on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to an income tax deduction with respect to such disposition.

        If the participant still owns the purchased shares at the time of death, the lesser of (1) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (2) fifteen percent (15%) of the fair market value of the shares on the start date of the offering period in which those shares of common stock were acquired will constitute ordinary income in the year of death.

Non-U.S. Tax Consequences

        The income taxation consequences to us (including any participating parent or subsidiary corporations) and our employees with respect to participation in the International ESPP vary by country. In general, participants are usually subject to taxation upon the purchase of shares during an offering period. We (or one of our participating parent or subsidiary corporations) are generally entitled to a deduction when participants recognize taxable income.

PROPOSAL FOUR—APPROVAL OF AMENDMENT NO. 2 TO OUR EMPLOYEE STOCK PURCHASE PLAN (INCLUDING OUR INTERNATIONAL COMPONENT WE REFER TO AS OUR INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN)

Proposal

        In March 2005, our Board adopted an amendment to the Purchase Plans to increase the aggregate number of shares of common stock purchasable on a worldwide basis by all participants on any one semi-annual purchase date from 1,000,000 shares of common stock to 2,000,000 shares. We are requesting that our stockholders approve this amendment to the Purchase Plans.

Explanation

        As discussed in PROPOSAL THREE—APPROVAL OF AMENDMENT NO. 1 TO OUR EMPLOYEE STOCK PURCHASE PLANS above, the Purchase Plans are designed to encourage and assist a broad spectrum of our employees to acquire an equity interest in the Company through the purchase of shares of our common stock. The Purchase Plans are a popular employee benefit with over 80% of our employees worldwide participating.

        The Purchase Plans limit the number of shares that may be issuable in any six-month period to either individual employees or to all participants as a group. For instance, each participant may contribute a maximum of $7,500 towards purchases under the plans per six-month period and may not acquire more than $25,000 in value of common stock in any one calendar year. In addition, the aggregate number of shares issued on a worldwide basis to all participants as a group in any one six-month period currently may not exceed 1,000,000 shares of common stock.

        In the two purchase periods ending August 31, 2004 and February 28, 2005, shares issuances were limited by the 1,000,000-share cap. As a result, we were required to reduce or "pro rate" the number of shares otherwise purchasable by participants. The number of shares was limited by the cap due to an increase in the number of employees participating (principally due to acquisitions during the last year), and due to our lower common stock price in the last year compared to the previous year. If the proposed 2,000,000-share cap had been in effect, we would have issued an aggregate of approximately 1.1 million shares in the purchase period ended August 31, 2004 and approximately 1.2 million shares in the purchase period ended February 28, 2005.

        Without an increase in the purchase period cap based on current participant levels and applicable purchase prices in effect under the Purchase Plans we believe it is likely we will be required to pro rate the number of shares issuable for the purchase period ending August 31, 2005 and potentially for future purchase periods as well. To address increased participation in this important employee program and to continue to encourage employee stock ownership, we are requesting that stockholders approve an increase in the aggregate per purchase period cap from 1,000,000 shares to 2,000,000 shares. Should this proposal be approved, all current participant contributions may be used to purchase common stock without pro ration. In addition, we would be able to maintain the benefit in full should employee participation continue to increase as a result of acquisitions or otherwise.

        The affirmative vote of a majority of the votes cast is required for approval of the amendment to the Purchase Plans described in this Proposal.

Description of Purchase Plans

        For a description of the principal features of the Purchase Plans, please see "Description of Purchase Plans" under PROPOSAL THREE-APPROVAL OF AMENDMENT NO. 1 TO OUR EMPLOYEE STOCK PURCHASE PLANS.

Recommendation

        Our Board believes it is in the best interests of the Company to continue to provide employees with the opportunity to acquire an ownership interest in the Company through their participation in the Purchase Plans and thereby encourage them to remain in our employ and more closely align their interests with those of our stockholders.

        Our Board unanimously recommends a vote FOR approval of this amendment to the Purchase Plans to increase the number of shares of common stock purchasable in total by all participants on any one semi-annual purchase date from 1,000,000 shares to 2,000,000 shares.

PROPOSAL FIVE—APPROVAL OF OPTION EXCHANGE PROGRAM

Summary

        In March 2005, our Board authorized, subject to stockholder approval, a program (the "Option Exchange Program") that would permit our eligible employees to exchange outstanding options to purchase shares of our common stock issued under our stock option plans (the "Option Plans") with exercise prices equal to or greater than $25.00 per share (the "Eligible Options") for new options (the "New Options") to be granted following the expiration of a tender offer to be made to such employees. The Option Exchange Program is open to all employees, excluding our executive officers (the "Eligible Employees"). Members of our Board also will not be eligible to participate. The New Options will have an exercise price per share equal to the closing price of our common stock as reported on the Nasdaq National Market on the date the New Options are granted and will vest monthly over three years regardless of the vesting status of the option surrendered. The ratio of exchanged options to New Options will vary from 1.6 to 1 to 2.8 to 1, meaning that participants will receive fewer options than they surrender in the program. Under Nasdaq rules and the terms of the Option Plans, stockholder approval is required to implement the Option Exchange Program.

Background

        From late calendar 2000 through early 2002, the semiconductor industry experienced its steepest and longest downturn of the past 20 years. Throughout this period and continuing into 2003, our customers took many steps to reduce their expenses, including constraining research and development expenditures, reducing the number of design engineers they employed, cutting back on their design starts, purchasing from fewer suppliers and requiring more favorable pricing, payment and license terms from those suppliers, as well as pursuing consolidation within their own industry. In addition to these broader trends, we believe our customers turned more cautious about their own business outlook in mid-calendar 2004 due to a number of factors, including lack of visibility into their own future results, unexpected inventory buildup in the semiconductor supply chain and concerns about the industry's growth prospects in 2005.

        These developments materially and adversely affected our financial results for the third quarter and full year fiscal 2004. We responded to these developments and to our customers' reluctance to agree to the early payment terms required for upfront licenses—approximately 25% of our license orders since fiscal 2000—by shifting our license model from 25% upfront to almost entirely subscription licenses where we receive payments and recognize revenue over the life of the license. We believe this model shift better meets our customers' needs, will improve the predictability of our business and will help us preserve the value of our technology. However, this shift negatively impacted our revenue and earnings for the fourth quarter and full year fiscal 2004 and for the first quarter of fiscal 2005, and will cause our revenue, earnings and cash flow from operations for the second and third quarters of fiscal 2005 to be below comparable periods in fiscal 2004. Though we believe this strategy is best for our business, in the short term this shift has reduced our stock price, and thus reduced the value of our employee stock options as incentives for higher performance.

Employee Incentives

        We rely on highly skilled and educated technical and managerial employees to grow our business and satisfy customer requirements. Competition for these types of employees, particularly in Silicon Valley, is intense.

        Many companies in general, but technology companies in particular, have long used stock options as a means of attracting, motivating and retaining their best workers, while aligning those employees' interests with those of stockholders. We continue to believe that stock options are an important component of our employees' total target compensation, and that replacing this component with additional cash compensation to remain competitive would have a material adverse effect on the Company. We also believe that to have the desired impact on employee motivation and retention as we complete our further license model transition, our employee stock options should be exercisable at or near the current stock price. At present, approximately 69% of our outstanding employee options have exercise prices in excess of the current fair market value of our stock and approximately 21% of our outstanding stock options have exercise prices at or above $25 per share, significantly higher than our current stock price. We believe the current impact of these "underwater" stock options as an employee incentive is small.

        The failure to address the underwater option issue in the near to medium term will make it more difficult for us to retain our key employees. If we cannot retain these employees, our ability to roll out new technology and continue to provide high quality service to our customers could be jeopardized, which would adversely affect our business, results of operations and future stock price.

Solution

        In determining to recommend that stockholders approve the Option Exchange Program, we considered several alternatives to provide competitive compensation to our employees:

        Increase cash compensation.    To replace equity incentives, we would need to substantially increase base and target bonus compensation. These increases would substantially increase our compensation expenses and reduce our cash flow from operations.

        Grant additional stock options.    We also considered granting employees additional stock options at current market prices. However, these additional grants would substantially increase our total number of outstanding stock options, or "overhang."

        Implement Option Exchange.    Finally, we considered an option exchange program. We determined that a program under which employees could exchange stock options with exercise prices significantly higher than our current stock price for fewer stock options with an exercise price at current market, and under which all new options would be subject to a new three-year vesting schedule, was most attractive for a number of reasons, including the following:

  1.
  Reasonable, Balanced Incentives. Under the Option Exchange Program, participating employees would surrender options priced at $25 or higher, including options which have fully vested due to service to the Company, for fewer at-market stock options which are subject to a new, three-year vesting period. We believe this combination of fewer options, at-market pricing and a new vesting period is a reasonable and balanced exchange of significantly-out-of-the-money options for options with much stronger current impact on employee performance.

  2.
  Overhang Reduction. All 8.5 million stock options proposed to be offered for exchange have exercise prices of $25 or more per share. Not only do these options have little or no retention value, they cannot be removed from our overhang until our stock price substantially increases. An exchange would reduce our overhang while eliminating non-productive options currently outstanding. If 100% of Eligible Employees participate in the Option Exchange Program, our overhang would be reduced by 2.9 percentage points (from its current level of 28.4% to 25.5%).

  3.
  Reduced Pressure for Additional Grants. If we are unable to conduct a program in which high-exercise-price options with low incentive value may be exchanged for fewer at-market options with higher incentive value, we may be forced to issue additional options to our employees at current market prices, increasing our overhang. These grants would also more quickly exhaust our current pool of options available for future grant.

Board Recommendation

        In order to continue providing our employees competitive incentives, to conserve our cash resources and to reduce the number of stock options we have outstanding, our Board recommends that stockholders approve the Option Exchange Program.

Vote Required

        Approval of the Option Exchange Program requires the affirmative vote of holders of a majority of the votes cast in person or by proxy at the Annual Meeting.

Description of Option Exchange Program

        Implementing the Option Exchange Program.    If approved by stockholders at the Annual Meeting, Eligible Employees will be offered the opportunity to participate in the Option Exchange Program under a tender offer (an "Offer to Exchange") expected to be filed with the SEC before the end of May 2005. Employees will be given at least twenty business days to decide whether to cancel all or a portion of their Eligible Options in exchange for New Options granted under the Option Plans. The New Options will not be granted until the expiration of the Offer to Exchange. Therefore, we expect to issue the New Options in June 2005. Even if approved by our stockholders, our Board will retain the authority, in its sole discretion, to terminate or postpone the Option Exchange Program, at any time prior to the commencement or expiration of the Offer to Exchange.

        Outstanding Options Eligible for the Option Exchange Program.    As of March 5, 2005, options to purchase approximately 41.2 million shares of common stock were outstanding under our employee stock option plans, of which options to purchase approximately 8.5 million shares of common stock, having exercise prices ranging from $25.00 to $130.44, would be eligible for exchange under the Option Exchange Program. If all of Eligible Options outstanding as of March 5, 2005 were exchanged for New Options at the exchange ratios set forth below, the number of shares underlying our outstanding options would decrease by approximately 4.1 million shares of common stock, reducing our overhang from 28.4% to 25.5%. In addition, if our acquisition of Nassda Corporation ("Nassda") is completed prior to the commencement of the Offer to Exchange, options to purchase approximately 300,000 shares issuable to former employees of Nassda will be eligible for exchange under the Option Exchange Program.

        Eligibility.    The Option Exchange Program will be open to all of our employees and the employees of our participating subsidiaries who hold Eligible Options; members of our Board and our executive officers will not be eligible to participate. We may also exclude employees in certain non-U.S. jurisdictions from the Option Exchange Program if local law would make their participation infeasible or impractical. To be eligible, an employee must be employed by us or one of our participating subsidiaries at the time the Offer to Exchange commences and have not received or given a notice of termination as of the commencement of the offer period. Additionally, an Eligible Employee who surrenders his or her Eligible Options for exchange must also be an employee on the date the New Options are granted in order to receive the New Options. Approximately 2,500 employees hold Eligible Options.

        Exchange Ratios.    The following table shows the number of Eligible Options an employee must surrender in order to receive one New Option and the number of Eligible Options outstanding in each price range as of March 5, 2005:

Exercise Price Range	Maximum Number of Shares Underlying Eligible Options(1)	Weighted Average Exercise Price	Weighted Average Remaining Life	Exchange Ratio (Eligible Options to New Options)	Maximum Number of Shares Underlying New Options that May be Granted
$25-$26.99	1,916,305	$25.76	7.22	1.6 to 1	1,197,691
$27-$28.99	2,543,474	$27.77	7.79	1.8 to 1	1,413,041
$29-$30.99	3,211,200	$30.06	6.65	2.2 to 1	1,459,636
$31 and above	843,802	$37.52	7.10	2.8 to 1	301,358

Total	8,514,781	—	—	—	4,371,726

(1)
Excludes an aggregate of approximately 300,000 shares issuable to former employees of Nassda that will be eligible for exchange under the Option Exchange Program should our acquisition of Nassda be completed prior to the commencement of the Offer to Exchange.

        Our principal goal in setting the exchange ratios was to ensure that the value of Eligible Options (including, if eligible, options held by former employees of Nassda) surrendered be equal to or greater than, in the aggregate, the value of New Options replacing them. We determined the exchange ratios based on a commonly used option valuation model in consultation with third-party compensation consultants.

        New Options calculated in accordance with the exchange ratios set forth above will be rounded to the nearest whole share on a grant-by-grant basis.

        Election to Participate.    Participation in the Option Exchange Program will be voluntary. Employees will be permitted to exchange all or any portion of their Eligible Options for New Options on a whole-grant-by-whole-grant basis.

        Exercise Price of New Options.    All New Options will be granted with an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market on the date of grant of the New Options, which we expect to be in June 2005.

        Vesting of New Options.    The New Options will be completely unvested at the time of grant, regardless of the vesting schedule of the Eligible Options, and will vest over three years on a monthly basis beginning on the first month after the date of grant. For example, a fully vested option to purchase100 shares with an exercise price of $30 per share would be exchangeable for an option to purchase 45 shares at the current market price and vesting over three years on a monthly basis, beginning on the one-month anniversary of the grant date.

        Term of the New Options.    Each New Option will have a term of 6.5 years from the date of grant, approximating the weighted average remaining term of all Eligible Options rounded to the nearest half year.

        Other Terms and Conditions of the New Options.    The other terms and conditions of the New Options will be set forth in an option agreement to be entered into as of the New Option grant date. Such other terms and conditions will be comparable to the other terms and conditions of the Eligible Options. All New Options will be nonstatutory stock options granted under the 1998 Plan regardless of the tax status of the Eligible Options tendered for exchange. The shares of common stock for which the New Options will be exercised are registered with the SEC.

        Cancellation of Eligible Options Surrendered.    We will cancel the difference between Eligible Options surrendered and New Options issued and such options will no longer be available for option grants in the future. Assuming 100% participation in the Option Exchange Program, options to purchase approximately 4.1 million shares will be permanently retired.

        Accounting Treatment.    We will incur a charge for options to purchase up to 8.5 million shares calculated using variable option accounting. Because the New Options will vest over a period of three years, this charge will be recognized quarterly over the three-year vesting schedule of the New Options. The amount of the charge recognized each quarter will be such quarter's portion of the aggregate difference between the fair market value of the stock underlying the New Options at the end of each quarter and the exercise price of the New Options, minus any expense recognized to date for such options. Upon our adoption of Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payment (SFAS 123R), we will no longer expense the New Options using variable accounting and will not be required to recognize any remaining unrecognized variable compensation charge for such options. Based on current implementation guidance, SFAS 123R will be effective for Synopsys as of the beginning of our fourth fiscal quarter of 2005.

        U.S. Federal Income Tax Consequences.    The exchange of Eligible Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes by us or our employees upon the grant of the New Options. The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences.

        Potential Modifications to Terms to Comply with Governmental Requirements.    The terms of the Option Exchange Program will be described in an Offer to Exchange we will file with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible we will need to alter the terms of the Option Exchange Program to comply with comments from the SEC. In addition, we intend to make the Option Exchange Program available to our employees who are located outside of the U.S., where permitted by local law and where we determine it is feasible and practicable to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the U.S. to comply with local requirements, or for tax or accounting reasons. We reserve the right not to conduct the Option Exchange Program in countries in which we deem it inadvisable to do so for any reason.

Effect on Stockholders

        We have designed the proposed Option Exchange Program in a manner intended to ensure that the value of the options surrendered (including, if eligible, options held by former employees of Nassda) is equal to or greater than, in the aggregate, the value of the new options granted. In addition, the Option Exchange Program is intended to reduce both our existing overhang and our need to issue supplemental stock options to compensate for the reduced incentives of underwater options. While we cannot predict how many Eligible Options will be exchanged, assuming 100% participation in the program, our total outstanding options would be reduced by approximately 4.1 million, which would reduce our overhang from 28.4% to 25.5%.

PROPOSAL SIX—RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has appointed KPMG LLP, our independent registered public accounting firm, to audit our consolidated financial statements for fiscal 2005. KPMG LLP has audited our consolidated financial statements since fiscal 1992. Stockholders are being asked to ratify the Audit Committee's selection of KPMG LLP as our independent registered public accounting firm for fiscal 2005.

        A KPMG LLP representative is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

        Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the votes cast at a duly held stockholders meeting at which there is a quorum. Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our Restated Bylaws or otherwise. However, our Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee and our Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and our Board in their discretion may direct the appointment of different independent registered public accounting firm at any time if they determine that such a change would be in the best interests of Synopsys and its stockholders.

Fees of KPMG

        The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements and fees billed for other services rendered by KPMG LLP for fiscal 2004 and 2003.

	Year Ended October 31,
	2004	2003
	(in thousands)
Audit Fees	$2,668	$2,558
Audit-Related Fees(1)	344	215
Tax Fees(2)	152	537
All Other Fees	—	—

Total Fees	$3,164	$3,310

(1)
Audit-Related fees consist of fees for due diligence services and consultation relating to acquisitions.

(2)
Tax fees consist of fees for international tax planning services and advice, as well as fees for international tax compliance, international executive services and tax-related due diligence services for acquisitions.

Audit Committee Pre-Approval Policy

        Section 10A(i)(1) of the Exchange Act requires that all non-audit services to be performed by our independent registered public accounting firm be approved in advance by the Audit Committee, subject to certain exceptions relating to non-audit services accounting for less than five percent of the total fees paid to our independent registered public accounting firm which are subsequently ratified by the Audit Committee (the "De Minimus Exception"). Pursuant to Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the Chairperson report the details of the services to the full Audit Committee at its next regularly scheduled meeting. None of the audit- related or non-audit services described above were performed pursuant to the De Minimus Exception during the periods in which the pre-approval requirement has been in effect.

Recommendation

        Our Board unanimously recommends that our stockholders vote FOR the ratification of the selection of KPMG LLP to serve as our independent registered public accounting firm for fiscal 2005.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, executive officers and greater than ten percent beneficial owners of our common stock to file reports of ownership and changes in ownership with the SEC. Our directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

        Based solely on our review of the copies of the Forms 3, 4 and 5 filed by or received from our reporting persons (or written representations received from such persons), we believe that each of our directors, executive officers and greater than ten percent beneficial owners of our common stock during fiscal 2004 complied with all filing requirements applicable to such persons.

Stockholder Communications with Board

        Although we have not to date developed formal processes by which stockholders may communicate directly to directors, our Board believes its informal process, in which all communications sent to our Board or one or more individual members in care of the Chief Executive Officer or Corporate Secretary are delivered directly and promptly to our Board without being subject to pre-screening, has served our Board's and stockholders' needs to date. In view of SEC disclosure requirements relating to this issue, the Governance Committee may in the future develop more specific procedures. Until any other procedures are developed and posted on our corporate website, any communication to our Board or one or more individual members should be sent to: Corporate Secretary, Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043.

Board Attendance at Board and Board Committee meetings

        During fiscal 2004, all directors attended at least 75% of the meetings of our Board and Board committees on which they served, except that Dr. de Geus attended fewer than 75% of the meetings of the Strategy Committee held during fiscal 2004.

Board Attendance at Stockholders' Meetings

        Mr. Chizen, Ms. Coleman and Mr. Vallee attended the 2004 Annual Meeting of Stockholders. We do not have a written policy regarding Board attendance at annual meetings of stockholders.

Consideration of Stockholder Recommendations for Candidates for Election to our Board

        If a stockholder wishes to recommend a candidate for nomination to our Board, he or she should forward the name of that nominee and related personal information to the Governance Committee, in care of the Corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the Governance Committee. See also "Deadline for Receipt of Stockholder Proposals" for procedural requirements and deadlines for nominations. Prior to or at the time the Governance Committee approves the agenda for each stockholder meeting, the Governance Committee evaluates all nominees for director, including any nominee that may have been properly proposed by stockholders. The Governance Committee has not, to date, adopted a formal process for consideration of stockholder nominees because it believes this informal consideration process has been adequate given the lack of stockholder nominations in the past. However, the Governance Committee intends to review periodically whether a more formal policy should be adopted.

        The Governance Committee has no stated specific or minimum qualifications that must be met by a Board candidate, and the Governance Committee uses the same selection criteria regardless of whether the candidate has been recommended by a stockholder or identified by the Governance Committee. However, all candidates for election or reelection should (1) have sufficient experience in the electronic design automation, semiconductor, electronics or technology industries to enable them to effectively help create and guide Synopsys' business strategy, (2) be prepared to participate fully in Board activities, including preparation for, attendance at and active participation in, meetings of the Board, (3) not hold positions that would conflict with their responsibilities to Synopsys, and (4) have a high degree of personal integrity and interpersonal skills. In addition, each candidate should also be prepared to represent the best interests of all of Synopsys' stockholders and not just one particular constituency. Finally, the Nasdaq listing standards and our own corporate guidelines require than at least a majority of members of the Board qualify as independent directors in accordance with such standards.

Annual Report on Form 10-K

        A stockholders' letter and a copy of our Annual Report on Form 10-K for fiscal year ended October 31, 2004, which together constitute our Annual Report to Stockholders, has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Such Annual Report is not incorporated into this Proxy Statement and shall not be considered proxy solicitation material.

        Stockholders may also request a copy of the Form 10-K, without charge, by writing to: Corporate Secretary, Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043. A copy of the Form 10-K has also been filed with the SEC and may be accessed from the SEC's homepage (www.sec.gov).

Deadline for Receipt of Stockholder Proposals

        We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed Proxy intend to vote the shares they represent as our Board may recommend. By executing the enclosed Proxy, stockholders grant such persons discretionary authority with respect to such other matters.

        Our stockholders who intend to present one or more proposals at our 2006 Annual Meeting of Stockholders, including nominations to our Board of persons other than those nominated by our Board, must send notification to us, to: Corporate Secretary, Synopsys, Inc., 700 East Middlefield Road, Mountain View, California 94043, so that such notice is received no later than December 6, 2005 in order that they may be timely under our Restated Bylaws and may be considered for inclusion in the proxy statement and proxy relating to that meeting; provided that, if we change the date of our 2006 Annual Meeting of Stockholders by more than 30 days, such notice must be delivered to us a reasonable time before the solicitation is made. A stockholder's notice to us must include, with respect to each matter the stockholder proposes to bring before the annual meeting: (1) a brief description of the matter and the reasons for conducting such business at the annual meeting; (2) the name and address of the stockholder, as they appear on our books; (3) the number of shares beneficially owned by the stockholder; (4) any material interest of the stockholder in the proposal; and (5) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act. Nominations of persons to our Board at the 2006 Annual Meeting of Stockholders must also be made by the date specified above and include with respect to each nomination and the nominating stockholder: (a) the name, age, business address and residence address of such person; (b) the principal occupation or employment of such person; (c) the class and number of our shares which are beneficially owned by such person; (d) a description of all arrangements or understandings between the stockholder and each nominee and other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and (e) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required under the Exchange Act.

        Notwithstanding the foregoing, the stockholder must also provide notice as required by the Exchange Act and the applicable regulations thereunder. The chairman of the Annual Meeting may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting.

Householding of Proxy Materials

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

Dated: April 21, 2005	THE BOARD OF DIRECTORS

Appendix A

SYNOPSYS, INC.
2005 NON-EMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN

Adopted by the Board of Directors on March 1, 2005
To be submitted to the Stockholders for approval at the 2005 Annual Meeting of Stockholders

  I. PURPOSE OF THE PLAN

        This 2005 Non-Employee Directors Equity Incentive Plan (the "Plan") is intended to promote the interests of Synopsys, Inc., a Delaware corporation (the "Corporation"), by providing the non-employee members of the Board of Directors with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

  II. DEFINITIONS

            For purposes of the Plan, the following definitions shall be in effect:

            ANNUAL MEETING: the first meeting of the Corporation's stockholders held each calendar year at which directors of the Corporation are selected.

            AWARD: an option granted pursuant to Section VI.A(1), Section VI.A(2)(i) or Section VI.A(3) or common stock issued as Restricted Stock pursuant to Section VI.A(2)(ii).

            BOARD: the Corporation's Board of Directors.

            CODE: the Internal Revenue Code of 1986, as amended.

            COMMON STOCK: shares of the Corporation's common stock.

            CHANGE IN CONTROL: a change in ownership or control of the Corporation effected through either of the following transactions:

                (1)    any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders; or

                (2)    there is a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

        CORPORATE TRANSACTION: any of the following stockholder-approved transactions to which the Corporation is a party:

                (1)    a merger or consolidation in which the Corporation is not the surviving entity,

                (2)    the sale, transfer or other disposition of all or substantially all of the assets of the Corporation but only if such sale, transfer or other disposition occurs in connection with the complete liquidation or dissolution of the Corporation, or

                (3)    any merger in which the Corporation is the surviving entity but becomes a more than fifty percent (50%) owned subsidiary of another corporation.

        EFFECTIVE DATE: March 1, 2005, the date on which the Plan was adopted by the Board.

        ELIGIBLE DIRECTOR: a person designated as an Eligible Director pursuant to Section V.A.

        FAIR MARKET VALUE: the Fair Market Value per share of Common Stock determined in accordance with the following provisions:

                (1)    If the Common Stock is not at the time listed or admitted to trading on any national securities exchange but is traded on the Nasdaq National Market, the Fair Market Value shall be the closing selling price per share on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no reported closing selling price for the Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.

                (2)    If the Common Stock is at the time listed or admitted to trading on any national securities exchange, then the Fair Market Value shall be the closing selling price per share on the date in question on the exchange serving as the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

                1934 ACT: the Securities Exchange Act of 1934, as amended.

                OPTIONEE: any person to whom an option is granted under the Plan.

                PERMANENT DISABILITY OR PERMANENTLY DISABLED: the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

                RESTRICTED STOCK: shares of Common Stock as described in Section VI.A(2)(ii).

  III. ADMINISTRATION OF THE PLAN

        Except as otherwise provided herein, the terms and conditions of each Award (including the timing and pricing of option grants) shall be determined by the express terms and conditions of the Plan. To the extent not inconsistent with the foregoing, the Board shall have the power to construe and interpret the Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for the administration of the Plan. The Board, in the exercise of this power, may (i) correct any defect, omission or inconsistency in the Plan or in any Stock Option Agreement or Restricted Stock Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective, (ii) to amend the Plan or an Award as provided in Section VIII, or (iii) to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Corporation. Notwithstanding the foregoing, the Board shall not have the power to approve a program whereby outstanding Awards are surrendered in exchange for Awards with a lower exercise price, without first obtaining stockholder approval of such program other than changes to outstanding awards pursuant to Section IV.C.

  IV. STOCK SUBJECT TO THE PLAN

                A.    Shares of the Corporation's Common Stock shall be available for issuance under the Plan and shall be drawn from either the Corporation's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock reserved for issuance over the term of the Plan shall initially be fixed at 300,000 shares.

                B.    Should one or more outstanding options under this Plan expire or terminate for any reason prior to exercise in full, then the shares subject to the portion of each option not so exercised shall be available for issuance under the Plan. Unvested shares of Restricted Stock that revert to the Corporation shall also be available for reissuance under the Plan. In addition, should the exercise price of an outstanding option under the Plan be paid with shares of Common Stock that were not acquired from the Corporation, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock actually issued to the holder of such option.

                C.    Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities for which Awards are to be subsequently made to each newly-elected or continuing non-employee Board member under the Plan, and (iii) the number and/or class of securities and price per share in effect under each Award outstanding under the Plan. The adjustments to the outstanding Awards shall be made by the Board in a manner which shall preclude the enlargement or dilution of rights and benefits under such Awards and shall be final, binding and conclusive.

  V. ELIGIBILITY

                A.    Eligible Directors. The individuals eligible to receive Awards pursuant to the provisions of this Plan shall be limited to (i) those individuals who are first elected or appointed as non-employee Board members after the Effective Date, whether through appointment by the Board or election by the Corporation's stockholders, and (ii) those individuals who are re-elected as non-employee Board members at one or more Annual Meetings held after the Effective Date whether or not such individual is serving as a non-employee director on the Effective Date. Each non-employee Board member eligible to participate in the Plan pursuant to the foregoing criteria is hereby designated an Eligible Director.

                B.    Limitation. Except for the grants to be made pursuant to this Plan, non-employee Board members shall not be eligible to receive any stock options, stock appreciation rights, direct stock issuances or other stock awards under this Plan or any other stock plan of the Corporation or any parent or subsidiary.

  VI. TERMS AND CONDITIONS OF AUTOMATIC AWARDS

                A.    Award Amounts and Dates. Awards shall be granted in the amounts and on the dates specified below:

                        (1)    Initial Awards. Each individual who first becomes an Eligible Director after the Effective Date, whether through election by the Corporation's stockholders or appointment by the Board, shall automatically be granted, at the time of such initial election or appointment, a non-statutory option to purchase thirty thousand (30,000) shares of Common Stock. The terms and conditions of any such option shall be as set forth in Section VI.B.

                        (2)    Annual Awards. On the date of each Annual Meeting during the term of this Plan, each Eligible Director who is re-elected to the Board at that Annual Meeting shall automatically be granted, on the date of such Annual Meeting (the "Award Annual Meeting"), an annual Award (an

"Annual Award") in the form described below, with a value equal to the Annual Award Value, as defined below. There shall be no limit on the number of Annual Awards any one Eligible Director may receive over his or her period of continued Board service during the term of this Plan. On or before the December 31st of the calendar year immediately preceding the calendar year in which the Award Annual Meeting occurs, the Board shall determine if the Annual Award shall be in the form of a stock option in the form described in Section VI.A(2)(i) below or in the form of Restricted Stock described in Section VI.A(2)(ii) below. In the event that no such determination is made by such December 31st, the Annual Award shall be in the form of a stock option in the form described in Section VI.A(2)(i) below, except in the case of Awards to be received on the date of the 2005 Annual Meeting, for which the Board shall make such determination a reasonable period of time before the date of such Annual Meeting.

                (i)        If the Annual Award is in the form of a stock option, the Annual Award shall be a non-statutory option to purchase a number of shares of Common Stock (an "Annual Option Grant") equal to the number of shares which will result in the Annual Option Grant having a value as determined under the generally accepted accounting principles employed by the Corporation for the purposes of preparing its financial statements equal to the Annual Award Value. The Annual Option Grant shall have the terms and conditions set forth in Section VI.B.

                (ii)       If the Annual Award is in the form of Restricted Stock, the Annual Award shall be a grant of a number of unvested shares of Common Stock with a Fair Market Value equal to the Annual Award Value with any fractional share being eliminated. The terms and conditions of an Annual Award in the form of restricted stock shall be as set forth in Section VI.C. Notwithstanding the foregoing, the Board shall have the authority to provide that an Award in the form of Restricted Stock shall instead be in the form of a commitment to issue shares of Common Stock on the dates the Restricted Stock would have vested and otherwise with substantially the same provisions as set forth in this Plan for Awards of Restricted Stock. (Such a commitment is commonly referred to as an award of "Restricted Stock Units.") If the Board has determined that Awards of Restricted Stock Units shall be made in lieu of Awards of Restricted Stock, references in this Plan to Restricted Stock shall be deemed references to Restricted Stock Units.

                        (3)    Interim Awards. In the case of an Eligible Director who is appointed to the Board on a date (the "Interim Appointment Date") that is neither (x) the date of an Annual Meeting nor (y) a date that is more than eleven (11) months since the most recent Annual Meeting that preceded the Interim Appointment Date, such Eligible Director shall automatically be granted, at the time of such appointment, an Award (an "Interim Award") in the form of a non-statutory option to purchase a number of shares of Common Stock (an "Interim Option Grant") equal to the number of shares which will result in the Interim Option Grant having a value as determined under the generally accepted accounting principles employed by the Corporation for the purposes of preparing its financial statements equal to the Interim Award Value, as defined below. The Interim Option Grant shall have the terms and conditions set forth in Section VI.B

                        (4)    Definitions. The following definitions shall apply for the purposes of this Section VI:

                (i)        For the purposes of this Section VI.A, "Annual Award Value" shall mean a dollar amount equal to the annual cash retainer for service as a Director in effect at the time of the Award Annual Meeting for the period from the Award Annual Meeting until the first Annual Meeting following the Award Annual Meeting.

                (ii)       "Interim Award Value" shall mean a dollar amount equal to the product of (i) the Annual Award Value the Eligible Director would have received had the

        Eligible Director been appointed to the Board at the time of the most recent Annual Meeting that preceded the Interim Appointment Date multiplied by (ii) a fraction the numerator of which is twelve (12) minus the lesser of (x) the number of whole months from the most recent Annual Meeting that preceded the Interim Appointment Date until the Interim Appointment Date with any fraction of a month being rounded up to the next whole month or (y) twelve (12) and the denominator of which is twelve (12).

                B.    Terms and Conditions of Options. Any options granted pursuant to Section VI.A(1), Section VI.A(2)(i) or Section VI.A(3) shall have the following terms and conditions:

                        (1)    Exercise Price. The exercise price per share of Common Stock subject to such option shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the grant date.

                        (2)    Payment. Upon the exercise of the option in whole or in part, the exercise price for the portion being exercised shall become immediately due and shall be payable in one of the alternative forms specified below, or in a combination of such alternative forms, to the extent permitted by law and permitted in the form of Stock Option Agreement issued in connection with the option:

                (i)        full payment in cash or check made payable to the Corporation's order; or

                (ii)       full payment in shares of Common Stock valued at Fair Market Value on the Exercise Date (as such term is defined below); or

                (iii)      full payment through a broker-dealer sale and remittance procedure pursuant to which the non-employee Board member (x) shall provide irrevocable written instructions to a brokerage firm acceptable to the Corporation to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares and (y) shall concurrently provide written directives to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction; or

                (iv)      a "net exercise" arrangement pursuant to which the Corporation will reduce the number of shares of Common Stock issued upon exercise of the option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Corporation shall accept a cash payment from the Eligible Director to the extent of any remaining balance of the aggregate exercise price not satisfied by such holding back of whole shares; provided further, however, that shares of Common Stock will no longer be outstanding under the option and will not be exercisable thereafter to the extent that (x) shares are used to pay the exercise price pursuant to the "net exercise" of the option and (y) shares are directly or indirectly delivered to the Eligible Director as a result of such exercise of the option.

        For purposes of this Section VI.B(2), the Exercise Date shall be the date on which written notice of the option exercise is delivered to the Corporation. Except to the extent the sale and remittance procedure specified above is utilized in connection with the exercise of the option, payment of the exercise price for the purchased shares must accompany the exercise notice.

                        (3)    Exercisability/Vesting. Each stock option granted pursuant to this Plan shall be exercisable only if the option becomes vested in accordance with the terms of this Plan. Once a portion of an option becomes vested, such portion shall remain exercisable until either such portion is exercised or the option is terminated in accordance with the provisions of this Plan. In no event, however, shall any additional option shares vest after the Optionee's cessation of Board service. Except as otherwise provided in this Plan, options granted pursuant to this Plan shall vest as follows:

                (i)        The initial automatic grant for thirty thousand (30,000) shares made to each Eligible Director shall vest in a series of four (4) successive equal installments as such individual continues in Board service through the date immediately preceding each of the first four (4) Annual Meetings following the grant date of that option.

                (ii)       Each Annual Option Grant and any Interim Option Grant made to an Eligible Director shall vest in thirty-six (36) successive equal installments for each month the Optionee continues in Board service from the grant date of that option through the third (3rd) anniversary of the grant date of the option.

                (iii)      Should the Optionee die or become Permanently Disabled while serving as a Board member, then any option grant issued under the Plan held by the Optionee at the time of his or her death or Permanent Disability may subsequently be exercised for any or all of the option shares in which the Optionee is vested at that time plus an additional number of option shares equal to the number of option shares (if any) in which the Optionee would have vested had he or she continued in Board service until the next Annual Meeting.

                        (4)    Option Term. Each option grant under the Plan shall have a maximum term of seven (7) years measured from the automatic grant date.

                        (5)    Effect of Termination of Board Service.

                (i)        Should the Optionee cease to serve as a Board member for any reason (other than death or Permanent Disability) while holding one or more option grants issued under the Plan, then such individual shall have a six (6)-month period following the date of such cessation of Board service in which to exercise each such option for any or all of the option shares in which the Optionee is vested at the time of his or her cessation of Board service. Each such option shall immediately terminate and cease to be outstanding, at the time of such cessation of Board service, with respect to any option shares in which the Optionee is not otherwise at that time vested.

                (ii)       Should the Optionee die on or before the date that is six (6) months after cessation of Board service, then any option grant issued under the Plan held by the Optionee at the time of death may subsequently be exercised, for any or all of the option shares in which the Optionee is vested at the time of his or her cessation of Board service (less any option shares subsequently purchased by the Optionee prior to death), by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution. The right to exercise each such option shall lapse upon the expiration of the twelve (12)-month period measured from the date of the Optionee's death.

                (iii)      Should the Optionee become Permanently Disabled while serving as a Board member, then the Optionee shall have the right to exercise the option for any or all of the option shares in which the Optionee is vested at the time of his or her cessation of Board service at any time prior to the expiration of the twelve (12)-month period measured from the date of the Optionee's Permanent Disability.

                (iv)      In no event shall any option grant under this Plan remain exercisable after the expiration date of the maximum seven (7)-year option term. Upon the expiration of the applicable post-service exercise period under subparagraphs (i) through (iii) above or (if earlier) upon the expiration of the maximum seven (7)-year option term, the grant shall terminate and cease to be outstanding for any option shares in which the Optionee was vested at the time of his or her cessation of Board service but for which such option was not otherwise exercised.

                        (6)    Stockholder Rights. The holder of an option grant issued under the Plan shall have none of the rights of a stockholder with respect to any shares subject to such option until such individual shall have exercised the option and paid the exercise price for the purchased shares.

                        (7)    Remaining Terms. The remaining terms and conditions of each option grant issued under the Plan shall be as set forth in a written stock option agreement (the "Stock Option Agreement") in a form adopted from time to time by the Board; provided, however, that the terms of any Stock Option Agreement shall be consistent with the provisions of this Plan.

                C.    Terms and Conditions of Restricted Stock. Any Restricted Stock granted pursuant to the provisions of Section VI.A(2)(ii) shall have the following terms and conditions:

                        (1)    Payment. To the fullest extent permitted by law, the payment for the restricted shares shall be in the form of past services rendered to or future services to be rendered to the Corporation. In the event additional consideration is required to be paid in order that the restricted shares shall be deemed fully paid and nonassessable, the Board shall determine the amount and character of such additional consideration.

                        (2)    Vesting. Each Annual Award granted to an Eligible Director in the form of Restricted Stock shall vest, and the Corporation's repurchase right shall lapse, in thirty-six (36) successive equal installments for each month the Eligible Director continues in Board service from the grant date of that Annual Award through the third (3rd) anniversary of the grant date of such Annual Award. Should the Eligible Director die or become Permanently Disabled while serving as a Board member, then any Restricted Stock issued under the Plan held by the Eligible Director at the time of his or her death or Permanent Disability shall be deemed vested for a number of shares equal to the number calculated in the preceding sentence as of the date of death or Permanent Disability plus an additional number of shares equal to the number of shares (if any) in which the Eligible Director would have vested had he or she continued in Board service until the next Annual Meeting.

                        (3)    Effect of Termination of Board Service. Should an Eligible Director cease to serve as a Board member while holding unvested Restricted Stock, the unvested stock shall immediately be forfeited and revert back to the Corporation. No notice or other action shall be required of the Corporation to effectuate such reversion.

                        (4)    Remaining Terms. The remaining terms and conditions of each grant of Restricted Stock under the Plan shall be as set forth in a written restricted stock agreement (the "Restricted Stock Agreement") in a form adopted from time to time by the Board; provided, however, that the terms of any Restricted Stock Agreement shall be consistent with the provisions of this Plan.

  VII. SPECIAL VESTING ACCELERATION EVENTS

                A.    In the event of any Corporate Transaction, the Board may provide that some or all of the outstanding stock options and some or all of the Corporation's outstanding reacquisition rights shall be assumed by the successor corporation or its parent corporation. In the event of any Corporate Transaction, each outstanding stock option and each outstanding share of Restricted Stock shall become immediately vested, immediately prior to the Corporate Transaction unless (i) in the case of an option, such option is assumed by the successor corporation or its parent corporation or (ii) in the case of

Restricted Stock, the Corporation's reacquisition rights are assumed by the successor corporation or its parent corporation. In the event an option outstanding immediately prior to the Corporate Transaction is not assumed by the successor corporation or its parent corporation, the outstanding option shall terminate and cease to be outstanding immediately following the Corporate Transaction to the extent that such option is not exercised as of the effective date of the Corporate Transaction.

                B.    In connection with any Change in Control of the Corporation, each outstanding, unvested option granted under the Plan and each share of unvested Restricted Stock issued under the Plan shall automatically vest in full immediately prior to the specified effective date for the Change in Control.

  VIII. AMENDMENT OF THE PLAN AND AWARDS

            The Board has complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all respects whatsoever; provided, however, that no such amendment or modification shall adversely affect rights and obligations with respect to Awards at the time outstanding under the Plan, unless the affected Eligible Directors consent to such amendment. In addition, the Board may not, without the approval of the Corporation's stockholders, amend the Plan in such a manner that would violate the listing requirements applicable to the Corporation with respect to any securities exchange or quotation system on which the Corporation lists the Corporation's securities.

  IX. EFFECTIVE DATE AND TERM OF PLAN

                A.    The Plan became effective immediately upon adoption by the Board on the Effective Date, and one or more automatic option grants may be made under the Plan at any time on or after such Effective Date. However, no options granted under the Plan shall become exercisable in whole or in part prior to approval of the Plan by the Corporation's stockholders at the 2005 Annual Meeting. If such approval is not obtained, then all options previously granted under the Plan shall terminate and cease to be outstanding, and no further option grants shall be made under the Plan.

                B.    The Plan shall terminate upon the earlier of (i) the day immediately prior to the date of the Annual Meeting of stockholders that occurs in 2007 or (ii) the date on which all shares available for issuance under the Plan shall have been issued or canceled pursuant to the exercise of Awards. If the date of termination is determined under clause (i) above, then all option grants and issuances of Restricted Stock outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the applicable Stock Option Agreements and Restricted Stock Agreements.

  X. USE OF PROCEEDS

            Any cash proceeds received by the Corporation from the sale of shares pursuant to option grants or share issuances under the Plan shall be used for general corporate purposes.

  XI. REGULATORY APPROVALS

                A.    The implementation of the Plan, the granting of any Awards and the issuance of Common Stock upon the exercise of an Award shall be subject to the Corporation's compliance in all respects with the requirements of applicable law and the rules of any securities exchange or quotation system on which the Corporation lists the Corporation's securities.

                B.    No shares of Common Stock or other assets shall be issued or delivered under this Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any securities exchange or quotation system on which the Common Stock is then listed or quoted for trading.

  XII. NO IMPAIRMENT OF RIGHTS

            Neither the action of the Corporation in establishing the Plan nor any provision of the Plan shall be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

  XIII. MISCELLANEOUS PROVISIONS

                A.    Awards may not be assigned, encumbered or otherwise transferred by any holder of the Award except by will or the laws of descent and distribution or as provided in the associated Stock Option Agreement or Restricted Stock Agreement.

                B.    The provisions of the Plan shall inure to the benefit of, and be binding upon, the Corporation and its successors or assigns, whether by Corporate Transaction or otherwise, and the Optionees, the legal representatives of their respective estates, their respective heirs or legatees and their permitted assignees.

                C.    The existence of outstanding Awards shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Appendix B

SYNOPSYS, INC.

EMPLOYEE STOCK PURCHASE PLAN

(As amended on August 1, 1999, January 11, 2001,
March 8, 2000, February 28, 2001, April 23, 2003 and March 1, 2005)

I.    PURPOSE

        The Synopsys, Inc. Employee Stock Purchase Plan (the "Plan") is intended to provide Eligible Employees of the Company and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company through the periodic application of their payroll deductions to the purchase of shares of the Company's common stock.

II.    DEFINITIONS

        For purposes of plan administration, the following terms shall have the meanings indicated.

        Base Salary means all compensation paid as wages, salaries, commissions, overtime, and bonuses (other than bonuses subject to repayment as a result of a specified future event), but excluding all of the following items (even if included in taxable income): reimbursements, car allowances or other expense allowances, severance pay, fringe benefits (cash and noncash), moving expenses, deferred compensation, income attributable to stock options, restricted stock grants, SARs and other equity-related incentive programs, and welfare benefits.

        Code means the Internal Revenue Code of 1986, as amended from time to time.

        Company means Synopsys, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Synopsys, Inc. which shall by appropriate action adopt the Plan.

        Common Stock means shares of the Company's common stock.

        Corporate Stock means shares of the Company's common stock.

        Corporate Affiliate means any company which is a parent or subsidiary corporation of the Company (as determined in accordance with Code Section 424), including any parent or subsidiary corporation which becomes such after the Effective Date.

        Effective Date means the first day of the initial offering period scheduled to commence upon the later of (i) February 1, 1992 or (ii) the effective date of the S-8 Registration Statement covering the share of Common Stock issuable under the Plan. However, for any Corporate Affiliate which becomes a participating Company in the Plan after the first day of the initial offering period, a subsequent Effective Date shall be designated with respect to participation by its Eligible Employees.

        Eligible Employee means any person who is engaged, on a regularly-scheduled basis of more than twenty (20) hours per week and more than five (5) months per calendar year, in the rendition of personal services to the Company or any other Participating Company for earnings considered wages under Section 3121(a) of the Code.

        Enrollment Date has the meaning ascribed to it in Section V.A.

        Participant means any Eligible Employee of a Participating Company who is actively participating in the Plan.

        Participating Company means the Company and such Corporate Affiliate or Affiliates as may be designated from time to time by the Board.

        Semi-Annual Entry Date means (i) during 1999 and each preceding calendar year within an offering period in effect under the Plan, the first business day of May and the first business day of November and (ii) during 2000 and all subsequent calendar years within an offering period under the Plan, the first business day of March and the first business day of September. The earliest Semi-Annual Entry Date under the Plan shall be November 2, 1992.

        Semi-Annual Period of Participation means each period for which the Participant actually participates in an offering period in effect under the Plan. There shall be a maximum of four (4) periods of participation within each offering period. Except as otherwise designated by the Plan Administrator, each such period shall commence on the applicable Semi-Annual Entry Date.

        Semi-Annual Purchase Date means (i) during 1999 and each preceding year on which shares of Common Stock are automatically purchased for Participants under the Plan, the last business day of April and October, and (ii) during 2000 and each subsequent year on which shares of Common Stock are automatically purchased for Participants under the Plan, the last business day of February and August.

III.    ADMINISTRATION

        The Plan shall be administered by the Board of Directors of the Company or a committee that will satisfy Rule 16b-3 of the Securities and Exchange Commission, as in effect with respect to the Company from time to time (in either case, the "Board"). The Board may from time to time select a committee or persons (the "Plan Administrator") to be responsible for any transactions not subject to Rule 16b-3. Subject to the express provisions of the Plan, to the overall supervision of the Board, and to the limitations of Section 423 of the Code, the Plan Administrator may administer, interpret and amend the Plan in any manner it believes to be desirable (including amendments to outstanding options/purchase rights and the designation of a brokerage firm at which accounts for the holding of shares purchased under the Plan must be established by each employee desiring to participate in the Plan), and any such interpretation shall be final and binding on all parties who have an interest in the Plan; provided, however, that the Plan Administrator may not, without the approval of the Company's Board, (i) increase the number of shares issuable under the Plan or the maximum number of shares which may be purchased per Participant or in the aggregate during any one Semi-Annual Period of Participation under the Plan, except that the Plan Administrator shall have the authority, exercisable without such stockholder approval, to effect adjustments to the extent necessary to reflect changes in the Company's capital structure pursuant to Section VI.B;(ii) alter the purchase price formula so as to reduce the purchase price payable for the shares issuable under the Plan; or (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan

IV.    OFFERING PERIODS

        The Plan shall be implemented in a series of offering periods. Each offering period shall be of a duration of twenty-four (24) months or less as designated by the Plan Administrator prior to the start date of any offering period, except that offering periods that include the Semi-Annual Entry Date on November 1, 1999 shall be of a duration of twenty-two (22) months. Within each offering period, there shall be a maximum of four (4) Semi-Annual Periods of Participation.

V.    ELIGIBILITY AND PARTICIPATION

        A.    Each Eligible Employee will be automatically enrolled in the Plan in the offering period that begins on the first Semi-Annual Entry Date following the commencement of employment; thereafter, any Eligible Employee may enroll or re-enroll in the Plan in the offering period that begins as of any Semi-Annual Entry Date, or such other days as may be established by the Board from time to time (each, an "Enrollment Date"). To participate, an Eligible Employee must complete, sign, and submit to the Company an enrollment form prescribed by the Plan Administrator. Any enrollment form received by the Company by the 15th day of the month preceding an Enrollment Date (or by the Enrollment

Date in the case of employees hired after such 15th day), or such other date established by the Plan Administrator from time to time, will be effective on that Enrollment Date. Enrollment or re-enrollment by a Participant in the Plan on an Enrollment Date will constitute the grant by the Company to the Participant of an option to purchase shares of Common Stock from the Company under the Plan. At the end of each offering period, each Participant who has not withdrawn from the Plan will automatically be re-enrolled in the Plan in the offering period that begins on the Enrollment Date immediately following the date on which the option expires. Furthermore, except as may otherwise be determined by the Plan Administrator, each Participant who has not withdrawn from the Plan will automatically be re-enrolled in the Plan in each offering period that begins on an Enrollment Date on which the fair market value per share of the Company's Common Stock is lower than the fair market value per share of the Company's Common Stock on the Enrollment Date for the offering period in which the Participant is then enrolled. Notwithstanding anything in the Plan to the contrary, if the fair market value (the "Authorization Date FVM") on the date (the "Authorization Date") on which additional shares of Common Stock are authorized for issuance hereunder by the Company's shareholders is higher than the fair market value at the beginning of any Offering Period that commenced prior to the Authorization Date, then, with respect to any of such authorized shares available to be issued on Purchase Dates relating to such Offering Period, the Authorization Date FMV shall be used instead of the fair market value on the Enrollment Date for the purposes of the preceding sentence, provided that the Plan Administrator, in its discretion, may waive application of this sentence with respect to the first Purchase Date occurring after the Authorization Date.

        B.    The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be zero percent (0%) or any whole multiple of one percent (1%) of the Base Salary paid to the Participant during each Semi-Annual Period of Participation within the offering period, up to a maximum of ten percent (10%). The deduction rate so authorized shall continue in effect for the entire Semi-Annual Period of Participation and for each successive Semi-Annual Period of Participation unless (i) the Participant shall change the rate for a subsequent Semi-Annual Period of Participation by filing the appropriate form with the Plan Administrator prior to the commencement of that Semi-Annual Period of Participation or (ii) the Participant shall change the rate within a Semi-Annual Period of Participation by filing the appropriate form with the Plan Administrator. The new rate shall become effective as soon as practicable following the filing of such form. A Participant may not increase or decrease the deduction rate more than once per Semi-Annual Period of Participation in addition to fixing the rate at the beginning of the Semi-Annual Period of Participation. Payroll deductions, however, will automatically cease upon the termination of the Participant's purchase right in accordance with Article VII below.

        C.    In no event may any Participant's payroll deductions for any one Semi-Annual Period of Participation exceed Seven Thousand Five Hundred Dollars ($7,500.00).

VI.    STOCK SUBJECT TO PLAN

        A.    The Common Stock purchasable by Participants under the Plan shall, solely in the discretion of the Plan Administrator, be made available from either authorized but unissued shares of the Common Stock or from shares of Common Stock reacquired by the Company, including shares of Common Stock purchased on the open market. The total number of shares which may be issued under the Plan shall not exceed 21,700,000 shares, less any shares sold under the Synopsys, Inc. International Employee Stock Purchase Plan (subject to adjustment under Section VI.B below), subject to stockholder approval at the 2005 Annual Meeting of Stockholders.

        B.    In the event any change is made to the Company's outstanding Common Stock by reason of any stock dividend, stock split, combination of shares or other change affecting such outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made by the Plan Administrator to (i) the class and maximum number of shares issuable over the term of the Plan, (ii) the class and maximum number of shares purchasable per Participant during each

Semi-Annual Period of Participation, (iii) the class and maximum number of shares purchasable in the aggregate by all Participants on any one purchase date under the Plan and (iv) the class and number of shares and the price per share of the Common Stock subject to each purchase right at the time outstanding under the Plan. Such adjustments shall be designed to preclude the dilution or enlargement of rights and benefits under the Plan.

VII.    PURCHASE RIGHTS

        An Employee who participates in the Plan for a particular offering period shall have the right to purchase shares of Common Stock, in a series of successive installments during such offering period, upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

        Purchase Price.    Common Stock shall be issuable on each Semi-Annual Purchase Date at a purchase price equal to 85 percent of the lower of (i) the fair market value per share on the Participant's Enrollment Date or (ii) the fair market value per share on the Semi-Annual Purchase Date. Notwithstanding anything in the Plan to the contrary, if the Authorization Date FVM is higher than the fair market value at the beginning of any Offering Period that commenced prior to the Authorization Date, then, with respect to any of such authorized shares available to be issued on Purchase Dates relating to such Offering Period, the Authorization Date FMV shall be used instead of the fair market value on the Enrollment Date for the purposes of clause (i) of the preceding sentence, provided that the Plan Administrator, in its discretion, may waive application of this sentence with respect to the first Purchase Date occurring after the Authorization Date.

        Valuation.    For purposes of determining the fair market value per share of Common Stock on any relevant date, the following procedures shall be in effect:

          (i)    If such fair market value is to be determined on any date on or after the date the Common Stock is first registered under Section 12(g) of the Securities Exchange Act of 1934, then the fair market value shall be the closing selling price on that date, as officially quoted on the Nasdaq National Market System. If there is no quoted selling price for such date, then the closing selling price on the next preceding day for which there does exist such a quotation shall be determinative of fair market value.

          (ii)   If such fair market value is to be determined on any date prior to the time of such Section 12(g) registration of the Common Stock, then the fair market value of the Common Stock on such date shall be determined by the Plan Administrator, after taking into account such factors as the Plan Administrator deems appropriate.

        Number of Purchasable Shares.    The number of shares purchasable per Participant on each Semi-Annual Purchase Date shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the corresponding Semi-Annual Period of Participation by the purchase price in effect for the Semi-Annual Purchase Date. However, no Participant may, during any Semi-Annual Purchase Period, purchase more than 4,000 shares of Common Stock, subject to periodic adjustment under Section VI.B.

        Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Corporate Affiliates.

        Payment.    Payment for the Common Stock purchased under the Plan shall be effected by means of the Participant's authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the Participant's Enrollment Date and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the offering period.

        The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.

        Termination of Purchase Right.    The following provisions shall govern the termination of outstanding purchase rights:

          (i)    A Participant may, at any time prior to the last five (5) business days of the Semi-Annual Period of Participation, terminate his/her outstanding purchase right under the Plan by filing the prescribed notification form with the Plan Administrator. No further payroll deductions shall be collected from the Participant with respect to the terminated purchase right, and any payroll deductions collected for the Semi-Annual Period of Participation in which such termination occurs shall, at the Participant's election, be immediately refunded or held for the purchase of shares on the next Semi-Annual Purchase Date. If no such election is made, then such funds shall be refunded as soon as possible after the close of such Semi-Annual Period of Participation.

          (ii)   The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the offering period for which such terminated purchase right was granted. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan in accordance with Section V.A.

          (iii)  Should a Participant cease to remain an Eligible Employee while his/her purchase right remains outstanding or should there otherwise occur a change in such individual's employee status so that he/she is no longer an Eligible Employee while holding such purchase right, then such purchase right shall immediately terminate upon such termination of service or change in status and all sums previously collected from the Participant during the Semi-Annual Period of Participation in which the purchase right so terminates shall be promptly refunded to the Participant. However, should the Participant die or become permanently disabled while in service or should the Participant cease employment by reason of a leave of absence, then the Participant (or the person or persons to whom the rights of the deceased Participant under the Plan are transferred by will or the laws of inheritance) shall have the election, exercisable up until the end of the Semi-Annual Period of Participation in which the Participant dies or becomes permanently disabled or in which the leave of absence commences, to (i) withdraw all the funds credited to the Participant's account at the time of his/her cessation of service or at the commencement of such leave or (ii) have such funds held for the purchase of shares of Common Stock at the next Semi-Annual Purchase Date. If no such election is made, then such funds shall automatically be held for the purchase of shares of Common Stock at the next Semi-Annual Purchase Date. In no event, however, shall any further payroll deductions be added to the Participant's account following his/her cessation of service or the commencement of such leave. Should the Participant return to active service following a leave of absence, then his/her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, provided such return to service occurs prior to the end of the offering period in which such leave began. For purpose of the Plan: (i) the Participant shall be considered to remain in service for so long as such Participant remains in the active employ of the Company or one or more other Participating Companies and (ii) the Participant shall be deemed to be permanently disabled if he/she is unable to engage in any substantial gainful employment, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of at least twelve (12) months.

        Stock Purchase.    Shares of Common Stock shall automatically be purchased on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded or set aside for refund in accordance with the "Termination of Purchase Right" provisions above) on each Semi-Annual Purchase Date. The purchase shall be effected by applying each Participant's payroll deductions for the Semi-Annual Period of Participation ending on such Semi-Annual Purchase Date () to the purchase of whole shares of Common Stock (subject to the limitation on the maximum number of purchasable shares set forth above) at the purchase price in effect for such Semi-Annual Period of Participation. Any payroll deductions not applied to such purchase (a) because they are not sufficient to purchase a whole share or (b) by reason of the limitation on the maximum number of shares purchasable by the Participant for that Semi-Annual Period of Participation shall be promptly refunded to the Participant.

        Proration of Purchase Rights.    Not more than 2,000,000 shares of Common Stock, subject to periodic adjustment under Section VI.B, may be purchased in the aggregate by all Participants on any one Semi-Annual Purchase Date, subject to stockholder approval at the 2005 Annual Meeting of Stockholders. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed either (i) the maximum limitation on the number of shares purchasable in the aggregate on such date or (ii) the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and non-discriminatory basis, and the payroll deductions for each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded to such Participant.

        Rights as Stockholder.    A Participant shall have no stockholder rights with respect to the shares subject to his/her outstanding purchase right until the shares are actually purchased on the Participant's behalf in accordance with the applicable provisions of the Plan. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

        Assignability.    No purchase right granted under the Plan shall be assignable or transferable by the Participant other than by will or by the laws of descent and distribution following the participant's death, and during the Participant's lifetime the purchase right shall be exercisable only by the Participant.

        Change in Ownership.    Should the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of:

          (i)    a sale, merger or other reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated), or

          (ii)   a reverse merger in which the Company is the surviving corporation but in which more than fifty percent (50%) of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to the reverse merger, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or reverse merger by applying the payroll deductions of each Participant for the Semi-Annual Period of participation in which such transaction occurs to the purchase of whole shares of Common Stock at eighty-five percent (85%) of the lower of (i) the fair market value of the Common Stock on the Participant's Enrollment Date for the offering period in which such transaction occurs or (ii) the fair market value of the Common Stock immediately prior to the consummation of such transaction. However, the applicable share limitations of Articles VII and VIII shall continue to apply to any such purchase, and the clause (i) amount above shall not, for any Participant whose Enrollment Date for the offering period is other than the start date of such offering period, be less than the fair market value of the Common Stock on such start date.

        The Company shall use its best efforts to provide at least ten (10) days' advance written notice of the occurrence of any such sale, merger, reorganization or reverse merger, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights in accordance with the applicable provisions of this Article VII.

VIII.    ACCRUAL LIMITATIONS

        A.    No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (I) rights to purchase Common Stock accrued under any other purchase right outstanding under this Plan and (II) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or its Corporate Affiliates, would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

        B.    For purposes of applying such accrual limitations, the right to acquire Common Stock pursuant to each purchase right outstanding under the Plan shall accrue as follows:

          (i)    The right to acquire Common Stock under each such purchase right shall accrue in a series of successive semi-annual installments as and when the purchase right first becomes exercisable for each semi-annual installment on the last business day of each Semi-Annual Period of Participation for which the right remains outstanding.

          (ii)   No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 worth of Common Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more purchase rights held by the Participant during such calendar year.

          (iii)  If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Semi-Annual Period of Participation, then the payroll deductions which the Participant made during that Semi-Annual Period of Participation with respect to such purchase right shall be promptly refunded.

        C.    In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

IX.    STATUS OF PLAN UNDER FEDERAL TAX LAWS

        The Plan is designed to qualify as an employee stock purchase plan under Code Section 423.

X.    AMENDMENT AND TERMINATION

        A.    The Board may amend, alter, suspend, discontinue, or terminate the Plan at any time, including amendments to outstanding options/purchase rights. However, the Board may not, without the approval of the Company's stockholders:

          (i)    increase the number of shares issuable under the Plan or the maximum number of shares which may be purchased per Participant or in the aggregate during any one Semi-Annual Period of Participation under the Plan, except that the Plan Administrator shall have the authority, exercisable without such stockholder approval, to effect adjustments to the extent necessary to reflect changes in the Company's capital structure pursuant to Section VI.B;

          (ii)   alter the purchase price formula so as to reduce the purchase price payable for the shares issuable under the Plan; or

          (iii)  materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.

        B.    The Board may elect to terminate any or all outstanding purchase rights at any time. In the event the Plan is terminated, the Board may also elect to terminate outstanding purchase rights either immediately or upon completion of the purchase of shares on the next Semi-Annual Purchase Date, or may elect to permit purchase rights to expire in accordance with their terms (and participation to continue through such expiration dates). If purchase rights are terminated prior to expiration, all funds contributed to the Plan that have not been used to purchase shares shall be returned to the Participants as soon as administratively feasible.

IX.    GENERAL PROVISIONS

        A.    The Plan shall become effective on the designated Effective Date, provided that no offering period shall commence, and no shares of Common Stock shall be issued hereunder, until (i) the Plan shall have been approved by the stockholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which shares of the Common Stock are listed and all other applicable requirements established by law or regulation. In the event such stockholder approval is not obtained, or such Company compliance is not effected, within twelve (12) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force of effect.

        B.    All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

        C.    Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any of its Corporate Affiliates for any period of specific duration, and such person's employment may be terminated at any time, with or without cause.

        D.    The provisions of the Plan shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

Appendix C

SYNOPSYS, INC.

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

(As amended on August 1, 1999, January 11, 2001,
March 8, 2000, February 28, 2001, April 23, 2003 and March 1, 2005)

I.    PURPOSE

        The Synopsys, Inc. International Employee Stock Purchase Plan (the "Plan") is intended to provide Eligible Employees of designated subsidiaries of the Company with the opportunity to acquire a proprietary interest in the Company through the periodic application of their payroll deductions to the purchase of shares of the Company's common stock.

II.    DEFINITIONS

        For purposes of plan administration, the following terms shall have the meanings indicated:

        Base Salary means all compensation paid as wages, salaries, commissions, overtime, and bonuses (other than bonuses subject to repayment as a result of a specified future event), but excluding all of the following items (even if included in taxable income): reimbursements, car allowances or other expense allowances, severance pay, fringe benefits (cash and noncash), moving expenses, deferred compensation, income attributable to stock options, restricted stock grants, SARs and other equity-related incentive programs, and welfare benefits.

        Code means the Internal Revenue Code of 1986, as amended from time to time.

        Company means Synopsys, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Synopsys, Inc. which shall by appropriate action adopt the Plan.

        Common Stock means shares of the Company's common stock.

        Corporate Affiliate means any company which is a parent or subsidiary corporation of the Company (as determined in accordance with Code Section 424), including any parent or subsidiary corporation which becomes such after the Effective Date.

        Effective Date means the first day of the initial offering period scheduled to commence on May 3, 1993. However, for any Subsidiary which becomes a Participating Subsidiary in the Plan after the first day of the initial offering period, a subsequent Effective Date shall be designated with respect to participation by its Eligible Employees.

        Eligible Employee means any person who is engaged, on a regularly-scheduled basis of more than twenty (20) hours per week and more than five (5) months per calendar year, in the rendition of personal services to any Participating Subsidiary for earnings considered wages under Section 3121(a) of the Code, but shall not include persons prohibited by the laws of the nation of their residence or employment from participating in the Plan.

        Enrollment Date has the meaning ascribed to it in Section V.A.

        Participant means any Eligible Employee of a Participating Subsidiary who is actively participating in the Plan.

        Participating Subsidiary means a Subsidiary of the Company that has been designated as a Participating Subsidiary by the Board.

        Semi-Annual Entry Date means (i) during 1999 and each preceding calendar year within an offering period in effect under the Plan, the first business day of May and the first business day of November and (ii) during 2000 and all subsequent calendar years within an offering period under the

Plan, the first business day of March and the first business day of September. The earliest Semi-Annual Entry Date under the Plan shall be May 3, 1993.

        Semi-Annual Period of Participation means each period for which the Participant actually participates in an offering period in effect under the Plan. There shall be a maximum of four (4) periods of participation within each offering period. Except as otherwise designated by the Plan Administrator, each such period shall commence on the applicable Semi-Annual Entry Date.

        Semi-Annual Purchase Date means (i) during 1999 and each preceding year on which shares of Common Stock are automatically purchased for Participants under the Plan, the last business day of April and October, and (ii) during 2000 and each subsequent year on which shares of Common Stock are automatically purchased for Participants under the Plan, the last business day of February and August.

        Subsidiary shall mean any corporation described in Section 425(e) or (f) of the Code.

III.    ADMINISTRATION

        The Plan shall be administered by the Board of Directors or a committee that will satisfy Rule 16b-3 of the Securities and Exchange Commission, as in effect with respect to the Company from time to time (in either case, the "Board"). The Board may from time to time select a committee or persons (the "Plan Administrator") to be responsible for any transactions not subject to Rule 16b-3. Subject to the express provisions of the Plan, to the overall supervision of the Board, and to the limitations of Section 423 of the Code, the Plan Administrator may administer, interpret and amend the Plan in any manner it believes to be desirable (including amendments to outstanding options/purchase rights and the designation of a brokerage firm at which accounts for the holding of shares purchased under the Plan must be established by each employee desiring to participate in the Plan), and any such interpretation shall be final and binding on all parties who have an interest in the Plan; provided, however, that the Plan Administrator may not, without the approval of the Company's Board, (i) increase the number of shares issuable under the Plan or the maximum number of shares which may be purchased per Participant or in the aggregate during any one Semi-Annual Period of Participation under the Plan, except that the Plan Administrator shall have the authority, exercisable without such stockholder approval, to effect adjustments to the extent necessary to reflect changes in the Company's capital structure pursuant to Section VI.B;(ii) alter the purchase price formula so as to reduce the purchase price payable for the shares issuable under the Plan; or (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.

IV.    OFFERING PERIODS

        The Plan shall be implemented in a series of offering periods. Each offering period shall be of a duration of twenty-four (24) months or less as designated by the Plan Administrator prior to the start date of any offering period, except that offering periods that include the Semi-Annual Entry Date on November 1, 1999 shall be of a duration of twenty-two (22) months. Within each offering period, there shall be a maximum of four (4) Semi-Annual Periods of Participation.

V.    ELIGIBILITY AND PARTICIPATION

        A.    Each Eligible Employee of a Participating Subsidiary shall be eligible to participate in the Plan in accordance with the following provisions:

          -    The Board may at any time designate one or more Subsidiaries as participating in the Plan. The names of all Participating Subsidiaries shall be shown on Exhibit A to the Plan, which shall be amended from time to time to reflect additions and deletions of Participating Subsidiaries; failure to show a Participating Subsidiary on Exhibit A shall not, however, prevent otherwise eligible employees of that Subsidiary from participating in the Plan. No Subsidiary participating in the

  Company's Employee Stock Purchase Plan effective May 3, 1993 may be designated for participation in the Plan.

          -    Each Eligible Employee will be automatically enrolled in the Plan in the offering period that begins on the first Semi-Annual Entry Date following the commencement of employment; thereafter, any Eligible Employee may enroll or re-enroll in the Plan in the offering period that begins as of any Semi-Annual Entry Date, or such other days as may be established by the Board from time to time (each, an "Enrollment Date"). To participate, an Eligible Employee must complete, sign, and submit to the Company an enrollment form prescribed by the Plan Administrator. Any enrollment form received by the Company by the 15th day of the month preceding an Enrollment Date (or by the Enrollment Date in the case of employees hired after such 15th day), or such other date established by the Plan Administrator from time to time, will be effective on that Enrollment Date. Enrollment or re-enrollment by a Participant in the Plan on an Enrollment Date will constitute the grant by the Company to the Participant of an option to purchase shares of Common Stock from the Company under the Plan. At the end of each offering period, each Participant who has not withdrawn from the Plan will automatically be re-enrolled in the Plan in the offering period that begins on the Enrollment Date immediately following the date on which the option expires. Furthermore, except as may otherwise be determined by the Plan Administrator, each Participant who has not withdrawn from the Plan will automatically be re-enrolled in the Plan in each offering period that begins on an Enrollment Date on which the fair market value per share of the Company's Common Stock is lower than the fair market value per share of the Company's Common Stock on the Enrollment Date for the offering period in which the Participant is then enrolled. Notwithstanding anything in the Plan to the contrary, if the fair market value (the "Authorization Date FVM") on the date (the "Authorization Date") on which additional shares of Common Stock are authorized for issuance hereunder by the Company's shareholders is higher than the fair market value at the beginning of any Offering Period that commenced prior to the Authorization Date, then, with respect to any of such authorized shares available to be issued on Purchase Dates relating to such Offering Period, the Authorization Date FMV shall be used instead of the fair market value on the Enrollment Date for the purposes of the preceding sentence, provided that the Plan Administrator, in its discretion, may waive application of this sentence with respect to the first Purchase Date occurring after the Authorization Date.

          -    An individual who becomes an Eligible Employee immediately following termination of such employee's participation in the Synopsys, Inc. Employee Stock Purchase Plan shall, for purposes of participation in the Plan, have a deemed Enrollment Date corresponding to such employee's most recent Enrollment Date under the Synopsys, Inc. Employee Stock Purchase Plan.

        B.    The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be zero percent (0%) or any whole multiple of one percent (1%) of the Base Salary paid to the Participant during each Semi-Annual Period of Participation within the offering period, up to a maximum of ten percent (10%). The deduction rate so authorized shall continue in effect for the entire Semi-Annual Period of Participation and for each successive Semi-Annual Period of Participation unless (i) the Participant shall change the rate for a subsequent Semi-Annual Period of Participation by filing the appropriate form with the Plan Administrator prior to the commencement of that Semi-Annual Period of Participation or (ii) the Participant shall change the rate within a Semi-Annual Period of Participation by filing the appropriate form with the Plan Administrator. The new rate shall become effective as soon as practicable following the filing of such form. A Participant may not increase or decrease the deduction rate more than once per Semi-Annual Period of Participation in addition to fixing the rate at the beginning of the Semi-Annual Period of Participation. Payroll deductions, however, will automatically cease upon the termination of the Participant's purchase right in accordance with Article VII below.

        C.    In no event may any Participant's payroll deductions for any one Semi-Annual Period of Participation exceed Seven Thousand Five Hundred Dollars ($7,500.00) calculated on the Purchase Date following conversion of accumulated withholdings into U.S. Dollars.

        D.    It is intended that all eligible employees shall have substantially equivalent rights and privileges with respect to the Plan; notwithstanding any other provision of the Plan, however, the Plan Administrator may make such changes in the terms of eligibility and participation from Subsidiary to Subsidiary that it determines, in its discretion, to be necessary or desirable to reflect or comply with local laws or conditions.

VI.    STOCK SUBJECT TO PLAN

        A.    The Common Stock purchasable by Participants under the Plan shall, solely in the discretion of the Plan Administrator, be made available from either authorized but unissued shares of the Common Stock or from shares of Common Stock reacquired by the Company, including shares of Common Stock purchased on the open market. The total number of shares which may be issued under the Plan shall not exceed 21,700,000 shares, less any shares sold under the Synopsys, Inc. Employee Stock Purchase Plan (subject to adjustment under Section VI.B below), subject to stockholder approval at the 2005 Annual Meeting of Stockholders.

        B.    In the event any change is made to the Company's outstanding Common Stock by reason of any stock dividend, stock split, combination of shares or other change affecting such outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made by the Plan Administrator to (i) the class and maximum number of shares issuable over the term of the Plan, (ii) the class and maximum number of shares purchasable per Participant during each Semi-Annual Period of Participation, (iii) the class and maximum number of shares purchasable in the aggregate by all Participants on any one purchase date under the Plan and (iv) the class and number of shares and the price per share of the Common Stock subject to each purchase right at the time outstanding under the Plan. Such adjustments shall be designed to preclude the dilution or enlargement of rights and benefits under the Plan.

VII.    PURCHASE RIGHTS

        An Employee who participates in the Plan for a particular offering period shall have the right to purchase shares of Common Stock, in a series of successive installments during such offering period, upon the terms and conditions set forth below and shall execute such agreements and documents embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

          Purchase Price.    Common Stock shall be issuable on each Semi-Annual Purchase Date at a purchase price equal to eighty-five percent (85%) of the lower of (i) the fair market value per share on the Participant's Enrollment Date or (ii) the fair market value per share on the Semi-Annual Purchase Date. Notwithstanding anything in the Plan to the contrary, if the Authorization Date FVM is higher than the fair market value at the beginning of any Offering Period that commenced prior to the Authorization Date, then, with respect to any of such authorized shares available to be issued on Purchase Dates relating to such Offering Period, the Authorization Date FMV shall be used instead of the fair market value on the Enrollment Date for the purposes of clause (i) of the preceding sentence, provided that the Plan Administrator, in its discretion, may waive application of this sentence with respect to the first Purchase Date occurring after the Authorization Date.

        Valuation.    The fair market value per share of Common Stock on any relevant date shall be the closing selling price of the Common Stock on that date, as officially quoted on the Nasdaq National Market System. If there is no quoted selling price for such date, then the closing selling price on the next preceding day for which there does exist such a quotation shall be determinative of fair market value.

        Number of Purchasable Shares.    The number of shares purchasable per Participant on each Semi-Annual Purchase Date shall be the number of whole shares obtained by dividing the amount collected, after conversion into U.S. Dollars on the Purchase Date, from the Participant through payroll deductions during the corresponding Semi-Annual Period of Participation by the purchase price in effect for the Semi-Annual Purchase Date. However, no Participant may, during any one Semi-Annual Purchase Period, purchase more than 4,000 shares of Common Stock, subject to periodic adjustment under Section VI.B.

        Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Corporate Affiliates.

        Payment; Withholding.    Payment for the Common Stock purchased under the Plan shall be effected by means of the Participant's authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the Participant's Enrollment Date into the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of the offering period. The amounts so collected shall be credited to the Participant's book account under the Plan in local currency, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from a Participant may be commingled with the general assets of the Company and/or any Participating Subsidiary and may be used for general corporate purposes. Upon disposition of shares acquired by exercise of purchase right, the Participant shall pay, or make provision adequate to the Company and the Participating Subsidiary for payment of, all federal, state, and other tax (and similar) withholdings that the Company or the Participating Subsidiary determines, in its discretion, are required due to the disposition, including any such withholding that the Company or the Participating Subsidiary determines, in its discretion, is necessary to allow the Company or the Participating Subsidiary to claim tax deductions or other benefits in connection with the disposition. A Participant shall make such similar provisions for payment that the Company or the Participating Subsidiary determines, in its discretion, are required due to the exercise of purchase right, including such provisions as are necessary to allow the Company or the Participating Subsidiary to claim tax deductions or other benefits in connection with the exercise of purchase right.

        Termination of Purchase Right.    The following provisions shall govern the termination of outstanding purchase rights:

          (i)    A Participant may, at any time prior to the last five (5) business days of the Semi-Annual Period of Participation, terminate his/her outstanding purchase right under the Plan by filing the prescribed notification form with the Plan Administrator. No further payroll deductions shall be collected from the Participant with respect to the terminated purchase right, and any payroll deductions collected for the Semi-Annual Period of Participation in which such termination occurs shall, at the Participant's election, be immediately refunded or held for the purchase of shares on the next Semi-Annual Purchase Date. If no such election is made, then such funds shall be refunded as soon as possible after the close of such Semi-Annual Period of Participation.

          (ii)   The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the offering period for which such terminated purchase right was granted. In order to resume participation in any subsequent offering period, such individual must enroll in the Plan in accordance with Section V.A.

          (iii)  Should a Participant cease to remain an Eligible Employee while his/her purchase right remains outstanding or should there otherwise occur a change in such individual's employee status so that he/she is no longer an Eligible Employee while holding such purchase right, then such purchase right shall immediately terminate upon such termination of service or change in status and all sums previously collected from the Participant during the Semi-Annual Period of Participation in which the purchase right so terminates shall be promptly refunded to the Participant. However, should the Participant die or become permanently disabled while in service or should the Participant cease employment by reason of a leave of absence, then the Participant (or the person or persons to whom the rights of the deceased Participant under the Plan are transferred by will or the laws of inheritance) shall have the election, exercisable up until the end of the Semi-Annual Period of Participation in which the Participant dies or becomes permanently disabled or in which the leave of absence commences, to (i) withdraw all the funds credited to the Participant's account at the time of his/her cessation of service or at the commencement of such leave or (ii) have such funds held for the purchase of shares of Common Stock at the next Semi-Annual Purchase Date. If no such election is made, then such funds shall automatically be held for the purchase of shares of Common Stock at the next Semi-Annual Purchase Date. In no event, however, shall any further payroll deductions be added to the Participant's account following his/her cessation of service or the commencement of such leave; provided, however, that if a Participant's employment is terminated because of a transfer of employment to the Company or any subsidiary of the Company other than a Participating Subsidiary, any outstanding purchase right shall not terminate until the occurrence of the earlier of (x) the last Semi-Annual Purchase Date in the offering period or (y) enrollment of the Participant in the Company's Employee Stock Purchase Plan. While a purchase right remains outstanding, the Company or other subsidiary to which the participant is transferred shall effect payroll deductions authorized by the Participant and shall remit them to the Participating Subsidiary that employed the Participant at the time of the transfer for purposes of acquiring shares of Common Stock under the Plan. Following approval by the Company and the Participating Subsidiary, the Participant may, in lieu of payroll deduction, pay a corresponding amount to the Participating Subsidiary if such amount is received on or before the relevant Purchase Date. Should the Participant return to active service following a leave of absence, then his/her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, provided such return to service occurs prior to the end of the offering period in which such leave began. For purpose of the Plan: (i) the Participant shall be considered to remain in service for so long as such Participant remains in the active employ of the Company or one or more other Participating Subsidiaries and (ii) the Participant shall be deemed to be permanently disabled if he/she is unable to engage in any substantial gainful employment, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of at least twelve (12) months.

        Stock Purchase.    Shares of Common Stock shall automatically be purchased on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded or set aside for refund in accordance with the Termination of Purchase Right provisions above) on each Semi-Annual Purchase Date. The purchase shall be effected by applying each Participant's payroll deductions after conversion to U.S. Dollars for the Semi-Annual Period of Participation ending on such semiannual Purchase Date to the purchase of whole shares of Common Stock (subject to the limitation on the maximum number of purchasable shares as set forth above) at the purchase price in effect for such Semi-Annual Period of Participation. Any payroll deductions not applied to such purchase (a) because they are not sufficient to purchase a whole share or (b) by reason of the limitation on the maximum number of shares purchasable by the Participant for that Semi-Annual Period of Participation shall be promptly refunded to the Participant.

        Proration of Purchase Rights.    Not more than 2,000,000 shares of Common Stock, subject to periodic adjustment under Section VI.B, may be purchased in the aggregate by all participants under the Plan and under the Synopsys, Inc. Employee Stock Purchase Plan on any one Semi-Annual Purchase Date, subject to stockholder approval at the 2005 Annual Meeting of Stockholders. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed either (i) the maximum limitation on the number of shares purchasable in the aggregate on such date or (ii) the number of shares then available for issuance under the Plan and the Synopsys, Inc. Employee Stock Purchase Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and non-discriminatory basis (including, to the extent practicable vis a vis participants in the Synopsys, Inc. Employee Stock Purchase Plan) and the payroll deductions for each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded to such Participant.

        Rights as Stockholder.    A Participant shall have no stockholder rights with respect to the shares subject to his/her outstanding purchase right until the shares are actually purchased on the Participant's behalf in accordance; with the applicable provisions of the Plan. No adjustments shall be made for dividends, distributions, or other rights for which the record date is prior to the date of such purchase.

        Assignability.    No purchase right granted under the Plan shall be assignable or transferable by the Participant other than by will or by the laws of descent and distribution following the Participant's death, and during the Participant's lifetime the purchase right shall be exercisable only by the Participant.

        Change in Ownership.    Should the Company or its stockholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of:

          (i)    a sale, merger or other reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated), or

          (ii)   a reverse merger in which the Company is the surviving corporation but in which more than fifty percent (50%) of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to the reverse merger, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or reverse merger by applying the payroll deductions of each Participant, after conversion into U.S. Dollars on the date of purchase, for the Semi-Annual Period of Participation in which such transaction occurs to the purchase of whole shares of Common Stock at eighty-five percent (85%) of the lower of (i) the fair market value of the Common Stock on the Participant's Enrollment Date into the offering period in which such transaction occurs or (ii) the fair market value of the Common Stock immediately prior to the consummation of such transaction. However, the applicable share limitations of Sections VII and VIII shall continue to apply to any such purchase, and the clause (i) amount above shall not, for any Participant whose Enrollment Date for the offering period is other than the start date of such offering period, be less than the fair market value of the Common Stock on such start date.

        The Company shall use its best efforts to provide at least ten (10) days' advance written notice of the occurrence of any such sale, merger, reorganization or reverse merger, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights in accordance with the applicable provisions of this Article VII.

VIII.    ACCRUAL LIMITATIONS

        A.    No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right outstanding under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company and its Corporate Affiliates would otherwise permit such Participant to purchase more than $25,000 worth of stock of the Company or any Corporate Affiliate

(determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

        B.    For purposes of applying such accrual limitations, the right to acquire Common Stock pursuant to each purchase right outstanding under the Plan shall accrue as follows:

          (i)    The right to acquire Common Stock under each such purchase right shall accrue in a series of successive semi-annual installments as and when the purchase right first becomes exercisable for each semi-annual installment on the last business day of each Semi-Annual Period of Participation for which the right remains outstanding.

          (ii)   No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire $25,000 worth of Common Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more purchase rights held by the Participant during such calendar year.

          (iii)  If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Semi-Annual Period of Participation, then the payroll deductions which the Participant made during that Semi-Annual Period of Participation with respect to such purchase right shall be promptly refunded.

        C.    In the event there is any conflict between the provisions of this Section VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Section VIII shall be controlling.

IX.    AMENDMENT AND TERMINATION

        A.    The Board may amend, alter, suspend, discontinue, or terminate the Plan at any time, including amendments to outstanding options/purchase rights. However, the Board may not, without the approval of the Company's stockholders:

          (i)    increase the number of shares issuable under the Plan or the maximum number of shares which may be purchased per Participant or in the aggregate during any one Semi-Annual Period of Participation under the Plan, except that the Plan Administrator shall have the authority, exercisable without such stockholder approval, to effect adjustments to the extent necessary to reflect changes in the Company's capital structure pursuant to Section VI.B;

          (ii)   alter the purchase price formula so as to reduce the purchase price payable for the shares issuable under the Plan; or

          (iii)  materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.

        B.    The Board may elect to terminate any or all outstanding purchase rights at any time. In the event the Plan is terminated, the Board may also elect to terminate outstanding purchase rights either immediately or upon completion of the purchase of shares on the next Semi-Annual Purchase Date, or may elect to permit purchase rights to expire in accordance with their terms (and participation to continue through such expiration dates). If purchase rights are terminated prior to expiration, all funds contributed to the Plan that have not been used to purchase shares shall be returned to the Participants as soon as administratively feasible.

X.    GENERAL PROVISIONS

        A.    The Plan shall become effective on the date on which it is adopted by the Board, provided the Company has complied with all applicable requirements established by law or regulation.

        B.    All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

        C.    Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any of its Corporate Affiliates for any period of specific duration, and such person's employment may be terminated at any time, with or without cause.

        D.    The provisions of the Plan shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

        E.    If the Plan Administrator in its discretion so elects, it may retain a brokerage firm, bank, or other financial institution to assist in the purchase of shares, delivery of reports, or other administrative aspects of the Plan. If the Plan Administrator so elects, each Participant shall (unless prohibited by the laws of the nation of his or her employment or residence) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution. Shares purchased by a Participant under the Plan shall be held in the account in the name in which the share certificate would otherwise be issued pursuant to Section VII.

Schedule A

Name	Jurisdiction of Incorporation
Avant! Software & Development Centre (India) Private Limited	India
InSilicon Canada Corporation	Canada
InSilicon Canada Holdings ULC	Canada
InSilicon Canada Ltd.	Canada
Nihon Synopsys KK	Japan
Numerical Technologies Canada Inc.	Canada
Synopsys Denmark ApS	Denmark
Numerical Nova Scotia Company	Canada
Numerical Subwavelength Technologies BV	Netherlands
Synopsys SARL	France
Synopsys Finland OY	Finland
Synopsys GmbH	Germany
Synopsys (India) Private Ltd.	India
Synopsys (India) EDA Software Private Limited	India
Synopsys International Limited	Ireland
Synopsys Ireland Limited	Ireland
Synopsys Ireland Resources	Ireland
Synopsys Israel Limited	Israel
Synopsys Italia, SRL	Italy
Synopsys Korea, Inc.	Korea
Synopsys (Northern Europe) Ltd.	United Kingdom
Synopsys Scandinavia AB	Sweden
Synopsys Singapore Pte. Ltd.	Singapore
Synopsys Taiwan Limited	Taiwan

Proxy – Synopsys, Inc.

ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE SYNOPSYS, INC. (SYNOPSYS) BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 23, 2005

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 23, 2005, Proxy Statement, Letter to Stockholders and Annual Report on Form 10-K for fiscal 2004, and appoints Chi-Foon Chan and Steven K. Shevick, and each of them individually, the proxy of the undersigned, each with full power of substitution, to vote all Synopsys common shares that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Synopsys annual meeting of stockholders to be held in the Diamond conference room of Synopsys' offices located at 700 East Middlefield Road, Building B, Mountain View, California on Monday, May 23, 2005 at 10:00 a.m., local time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present. The shares represented by the proxy shall be voted in the manner as set forth on the reverse side.

THE SYNOPSYS BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS LISTED ON THE REVERSE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED ON THE REVERSE, FOR APPROVAL OF THE 2005 NON-EMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN, THE TWO AMENDMENTS TO THE EMPLOYEE STOCK PURCHASE PLAN (INCLUDING THE INTERNATIONAL COMPONENT WE REFER TO AS OUR INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN), THE PROPOSED EXCHANGE OF STOCK OPTIONS, THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP, AND IN THE PROXY HOLDERS' DISCRETION, ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors
1.	The Board of Directors recommends a vote FOR the listed nominees.
		For	Withhold			For	Withhold			For	Withhold
01 —	Aart J. de Geus	☐	☐	04 —	Deborah A. Coleman	☐	☐	07 —	Roy Vallee	☐	☐
		For	Withhold			For	Withhold			For	Withhold
02 —	Chi-Foon Chan	☐	☐	05 —	A. Richard Newton	☐	☐	08 —	Steven C. Walske	☐	☐
		For	Withhold			For	Withhold
03 —	Bruce R. Chizen	☐	☐	06 —	Sasson Somekh	☐	☐
B	Issues

        The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain			For	Against	Abstain
2.	To approve a 2005 Non-Employee Directors Equity Incentive Plan and the reservation of 300,000 shares of our common stock for issuance thereunder.	☐	☐	☐	5.	To approve a proposed exchange of outstanding stock options issued under our stock option plans having an exercise price equal to or greater than $25.00 per share, for a reduced number of new options with new vesting requirements and an exercise price set at the then current market price on date of grant, such new options to be granted after the expiration of the tender offer.	☐	☐	☐
		For	Against	Abstain			For	Against	Abstain
3.	To approve an amendment to our Employee Stock Purchase Plan (including the international component we refer to as our International Employee Stock Purchase Plan) to increase the number of shares of common stock authorized for issuance under the plans by 4,000,000 shares.	☐	☐	☐	6.	To ratify the appointment by our Audit Committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2005.	☐	☐	☐
		For	Against	Abstain
4.	To approve an amendment to our Employee Stock Purchase Plan (including the international component we refer to as our International Employee Stock Purchase Plan) to increase the number of shares of common stock purchasable in total by all participants on any one semi-annual purchase date from 1,000,000 shares to 2,000,000 shares.	☐	☐	☐
C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyy)

QuickLinks

MATTERS TO BE CONSIDERED AT ANNUAL MEETING PROPOSAL ONE—ELECTION OF DIRECTORS
Summary Compensation Table($)
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
PROPOSAL TWO—APPROVAL OF 2005 NON-EMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN
DESCRIPTION OF 2005 DIRECTORS PLAN
PROPOSAL THREE—APPROVAL OF AMENDMENT NO. 1 TO OUR EMPLOYEE STOCK PURCHASE PLAN (INCLUDING OUR INTERNATIONAL COMPONENT WE REFER TO AS OUR INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN)
DESCRIPTION OF THE PURCHASE PLANS
PROPOSAL FOUR—APPROVAL OF AMENDMENT NO. 2 TO OUR EMPLOYEE STOCK PURCHASE PLAN (INCLUDING OUR INTERNATIONAL COMPONENT WE REFER TO AS OUR INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN)
PROPOSAL FIVE—APPROVAL OF OPTION EXCHANGE PROGRAM
PROPOSAL SIX—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ADDITIONAL INFORMATION
  Appendix A
SYNOPSYS, INC. 2005 NON-EMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN
  Appendix B
SYNOPSYS, INC.
EMPLOYEE STOCK PURCHASE PLAN
  Appendix C
SYNOPSYS, INC.
INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN